Exhibit 10.34

LEASE AGREEMENT

CONCOURSE

ATLANTA, GEORGIA

LANDLORD:	485 PROPERTIES, LLC

TENANT:	FIRST HORIZON PHARMACEUTICAL CORPORATION

BUILDING:	CORPORATE CENTER V

FLOORS:	17 AND 18

SQ. FT.:	50,994

TERM:	EIGHT (8) YEARS

Exhibit “A” - Space Plan of Premises

Exhibit “A-l” – Space Plan of Expansion Space

Exhibit “B” - Description of the Property

Exhibit “C”-Work Letter

Exhibit “C-l” – General Building Specifications to be Performed by Landlord

Exhibit “D” - Acceptance of Premises Form

Exhibit “E” - Rules and Regulations

Exhibit “F” - Special Stipulations

Exhibit “G” – Cleaning Specifications

Exhibit “H” – Description of Building Standard Materials

DEFINITIONS

Defined Term	Paragraph

ADA	Exhibit “C”
Additional Electrical Equipment	8(b)(iv)
Allowance	Exhibit “C”
Architect	Exhibit “C”
Base Building Improvements	Exhibit “C”
Building	l(a)
Building Plans and Specifications	Exhibit “C”
Building Standard Materials	Exhibit “C”
Change Order	Exhibit “C”
Change Order Effect Notice	Exhibit “C”
Commencement Date	l(b)
Completion Date	Exhibit “C”
Construction Contract	Exhibit “C”
Contractor	Exhibit “C”
Expiration Date	l(b)
Force Majeure	35
Initial Operating Costs	3(a)
Landlord	Caption
Lease	Caption
Lease Year	l(c)
Monthly Rental	2(a)
Mortgagee	14(a)
Operating Costs	3(b)
Premises	l(a)
Property	l(d) and Exhibit “B”
Rent	2(c)
Rules	6 and Exhibit “E”
Shared Service	8(e)
Substantial Completion or Substantially Complete	Exhibit “C”
Tenant	Caption
Tenant Delay	Exhibit “C”
Tenant Improvement Construction Documents	Exhibit “C”
Tenant Improvement Costs	Exhibit “C”
Tenant Improvements	Exhibit “C”
Tenant Space Plans	Exhibit “C”
Tenant’s Share	3(c)
Tenant’s Work	Exhibit “C”
Term	l(b)
Total Building Rentable Area	l(a)
Working Day	Exhibit “C”

LEASE AGREEMENT
CONCOURSE

THIS LEASE AGREEMENT (this “Lease”), made this 7th day of February, 2006, by and between 485 PROPERTIES, LLC (“Landlord”), a Delaware limited liability company, which has as its address for all purposes hereunder as follows:

485 Properties, LLC

c/o Cousins Properties Services LP

Five Concourse Parkway

Suite 1200

Atlanta, Georgia 30328-6111

and FIRST HORIZON PHARMACEUTICAL CORPORATION (“Tenant”), a Delaware corporation, which has as its address prior to the Commencement Date:

6195 Shiloh Road

Alpharetta, Georgia 30005

and after the Commencement Date:

Five Concourse Parkway

Suite 1800

Atlanta, Georgia 30328-6111

WITNESSETH:

1.             PREMISES AND TERM

(a)           Landlord hereby rents and leases to Tenant, and Tenant hereby rents and leases from Landlord, the following described space (the “Premises”):

Floors: 17 and 18

Rentable Square Feet: 50,994

Usable Square Feet:    46,358

located at the herein called “Building”:

Building: Corporate Center V

Address: Five Concourse Parkway

Fulton County, Georgia

Total Building Rentable Area: 687,107

(b)           The Premises are more particularly shown and outlined on the space plans attached hereto as Exhibit “A”, and made a part hereof. Subject to the provisions of Paragraph 4 below, the term of this Lease (the “Term”) shall commence on the earliest to occur of (i) the thirtieth (30th) day following the date the Tenant Improvements have been Substantially Complete or the date the Tenant Improvements would have been Substantially Complete in the absence of Tenant Delay; (ii) the date Tenant occupies the Premises or any portion thereof for the purpose of conducting business therefrom; or (iii) July 15, 2006 (the earliest to occur of (i), (ii) or (ii) being hereinafter referred to as the “Commencement Date”), and shall end at midnight on the last day of the ninety-sixth (96th) full calendar month following the Commencement Date (the “Expiration Date”), unless sooner terminated as herein provided. Notwithstanding the foregoing, this Lease shall be effective and enforceable upon its execution and delivery by Landlord and Tenant.

(c)           “Lease Year” as used herein shall mean (i) each and every twelve (12) month period during the Term, or (ii) in the event of Lease expiration or termination, the period between the last twelve (12) calendar month period and said expiration or termination; provided, however, that the first Lease Year shall commence on the Commencement Date and expire on the last day of the twelfth (12th) full calendar month following the Commencement Date.

(d)           The Building and the land upon which said Building is located (which includes certain parking facilities serving the Building), more particularly described on Exhibit “B”, attached hereto and by this reference incorporated herein, is herein referred to as the “Property”.

(e)           The Premises shall include the appurtenant right to use, in common with others, public lobbies, entrances, stairs, corridors, elevators, and other public portions of the Building and of the office park commonly known as “Concourse”. All the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, telephone ducts and equipment, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance, inspection, display and repairs are hereby reserved to Landlord. No easement for light, air or view is granted or implied hereunder, and the reduction or elimination of Tenant’s light, air or view will not affect this Lease.

2.             RENT

(a)           Tenant shall pay to Landlord at P.O. Box 402862, Atlanta, Georgia 30384-2862 or at such other place Landlord designates, without demand, deduction or setoff, an annual rental for each Lease Year of the Term as set forth below in this Paragraph 2(a), due and payable in equal monthly installments (the “Monthly Rental”) in advance on the first (1st) day of each calendar month during the Term, except that Tenant shall pay the first installment of Monthly Rental upon the execution and delivery of this Lease by Tenant. Said annual rental shall be paid as follows:

	Rate (per rentable	Annual Rental
Months	square foot per annum)	(annualized basis)	Monthly Rental

1-12	$18.75	$956,137.56	$79,678.13
13-24	$19.27	$982,654.44	$81,887.87
25-36	$19.80	$1,009,681.20	$84,140.10
37-48	$20.34	$1,037,217.96	$86,434.83
49-60	$20.90	$1,065,774.60	$88,814.55
61-72	$21.47	$1,094,841.24	$91,236.77
73-84	$22.06	$1,124,927.64	$93,743.97
85-96	$22.67	$1,156,034.04	$96,336.17

(b)           If the Term commences at any time other than the first day of a month or terminates at any time other than the last day of a month, the amount of Rent due from Tenant shall be proportionately adjusted based on that portion of the month that this Lease is in effect.

(c)           The term “Rent”, as used herein, shall mean Monthly Rental, Tenant’s Share of Operating Costs and any other amounts due of Tenant hereunder.

(d)           At all times that Landlord shall direct Tenant to pay Rent to a “lockbox” or other depository whereby checks issued in payment of Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease; (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay Rent if and for so long as Tenant shall timely pay the Rent required pursuant to this Lease in the manner designated by Landlord.

3.             OPERATING COSTS

(a)           Tenant hereby covenants and agrees and shall be obligated to pay to Landlord, in addition to and not in lieu of the other amounts specified herein, Tenant’s Share of Operating Costs in excess of the Initial Operating Costs. These payments shall be in addition to and not in lieu of any other payments due from Tenant hereunder. The “Initial Operating Costs” shall be, for the purposes of this Lease, the actual Operating Costs for calendar year 2006, adjusted pursuant to the terms of this Lease.

(b)           The term “Operating Costs”, as adjusted pursuant to the terms of this Lease, shall mean any and all operating expenses of the Property, Building and related areas (such as, by way of illustration but not limitation, the parking areas), computed on an accrual basis and including all expenses, costs, and disbursements of every kind and nature, which Landlord (i) shall pay; and/or (ii) become obligated to pay, including, but not limited to, the following:

(i)            Costs, wages and salaries of all persons engaged in the management, operation, repair, security or maintenance of the Property and Building, including, but not limited to, fringe benefits, taxes, insurance and any other benefits relating thereto;

(ii)           All supplies and materials used in the operation and maintenance of the Property and Building;

(iii)          Cost of water, sewage, electricity and other utilities furnished in connection with the operation of the Building;

(iv)          Cost of all service agreements and maintenance for the Property and Building and the equipment therein, including, but not limited to, trash removal, security services, alarm services, window cleaning, janitorial service, HVAC maintenance, elevator maintenance, and grounds maintenance, and cost of all services described in subparagraph 8(a) below;

(v)           Cost of all insurance relating to the Property and Building including, but not limited to, the cost of casualty and liability insurance applicable to the Property and Building and Landlord’s personal property used in connection therewith;

(vi)          All Taxes (as hereinafter defined) and any reasonable consultants fees incurred with respect to issues or concerns involving the taxes or the Building, the Property, or both;

(vii)         Cost of repairs and general maintenance of the interior and exterior of the Property and Building (including, but not limited to, light bulbs and glass breakage; the redecorating, repainting, recarpeting and other such work of any common areas; heating, ventilation and air conditioning equipment; plumbing and electrical equipment; and elevators), parking areas, and landscaping;

(viii)        A management fee and other expenses incurred for the general operation and management of the Property and Building, not to exceed 3% of gross revenues from the Building;

(ix)           An amortization cost due to any capital expenditures incurred (i) which have the effect of reducing or limiting Operating Costs of the Property and Building, if such reduction or limitation inures to Tenant’s benefit (but only to the extent and in the amount that such Operating Costs of the Property and Building are reduced); (ii) which may be required by governmental authority or by Landlord’s insurance carrier; or (iii) which are designed to protect or enhance the health, safety or welfare of the tenants in the Building or their invitees;

(x)            All assessments made, charged, levied, assessed or accrued against Landlord by The Concourse Office Park Association, Inc.;

(xi)           Reasonable legal and accounting fees and expenses incurred by Landlord in connection with the management, maintenance and repair of the Property; and

(xii)          Anything which could be classified as an Operating Cost under generally accepted accounting principles, consistently applied, but not specified or expressly set forth hereunder; provided such cost is reasonably consistent with operating costs of similar class A office buildings in the central perimeter submarket of Atlanta, Georgia.

Excluded from “Operating Costs” are:

(i)            net recoveries which reduce expenses incurred by the Landlord including, but not limited to, those pursuant to legal or contractual warranties;

(ii)           costs or expenses incurred in connection with satisfying obligations of Landlord which are expressly provided in this Lease to be done at Landlord’s sole cost and expense;

(iii)          any expenses which are recovered by the Landlord under a contract, agreement, insurance policy or lease to which the Tenant is not a party, including such amounts which the Landlord would have been able to recover pursuant to insurance policies had the Landlord taken out and maintained the insurance coverage which is required pursuant to this Lease;

(iv)          costs of any replacement of to the structure of the Building or its integral systems including but not limited to footings, foundations, structural columns and beams, structural sub-floors bearing walls, exterior walls, roofs, HVAC systems and components, which would be required to be capitalized under generally accepted accounting principles (“GAAP”);

(v)           costs and expenses considered to be capital expenses in accordance with GAAP, except as described in Section 3(b)(ix) above;

(vi)          any depreciation or notional interest charges thereon, except as expressly set out herein;

(vii)         costs and expenses incurred when Tenant was not a Tenant of the Building, such as the original construction costs of the Building, development or complex;

(viii)        costs and expenses incurred with respect to any risk which, according to the terms and conditions of this Lease, is not Tenant’s responsibility;

(ix)           financing, mortgage and interest charges on the capital retirement of debt of the Landlord and all payments of principal on such debt;

(x)            amounts expended by the Landlord related to the leasing of the Building, or any part thereof, including (1) marketing, advertising and promotional expenditures whether specifically for leasing or to promote the Building’s image or otherwise, (2) leasing commissions, (3) tenant inducements of any kind, and (4) the cost of any work related to portions of the Building occupied by other tenants of the building and vacant areas of the Building other than those designated as shared common areas;

(xi)           costs and expenses in connection with services or other benefits provided to another tenant or occupant of the Building;

(xii)          payments made under any ground or head lease or any legal or other costs incurred as a result of activities or disputes between the Landlord and its mortgagees, partners, shareholders or ground lessors;

(xiii)         bad debts, lost rents and any costs associated with the collection or attempted collection of such debts;

(xiv)        any unfunded pension or other benefits of any person described in Section 3(b)(i);

(xv)         any expenses (including, but not limited to fines, penalties, legal fees and interest) resulting from the Landlord’s failure to comply with this Lease, other tenants’ leases, any contracts laws, or resulting from the negligent acts or willful misconduct of the Landlord or its employees, agents or contractors;

(xvi)        any wages, salaries or other compensation paid to any employee not employed at least in part for or on behalf of the Building (provided that costs for employees working for or on behalf of the Building part-time must be allocated by Landlord on a pro rata basis to the Building);

(xvii)       any property management fees other than those fees which are consistent with similar buildings in the area and which are consistent with the level of service provided by the Landlord.

(xviii)      any duplication of costs created by the Landlord charging a property management fees in addition to the salaries of its employees who are rendering the actual services that would otherwise be covered by the fee;

(xix)         other than the Property’s concierge services, any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate of Landlord in excess of arms length compensation;

(xx)          legal, accounting and similar or related costs paid or incurred in connection with any sale, syndication, financing or refinancing involving the Building or any of Landlord’s interests therein;

(xxi)         costs or expenses related to Landlord’s cleaning, removal, remediation or compliance required due to the existence of any hazardous materials in, on or affecting the Building and/or land provided such contamination is not a result of the Tenant’s actions or those for whom the Tenant is at law responsible;

(xxii)        costs for charitable or political contributions;

(xxiii)       costs of any rent loss or income loss insurance or additional casualty insurance premiums for the Building in excess of the standard rate paid by

Landlord, which additional cost is attributable to the tenancy of any other tenant or occupant of the Building;

(xxiv)       costs of advertising and promotional for leasing space in the Building;

(xxv)        costs allocable to land held for future development that is not in direct support of the Building;

(xxvi)       any cost or expense incurred in connection with correcting latent defects in the Premises or the Property;

(xxvii)      Landlord’s actual costs incurred in bringing the Property into compliance with applicable laws with which the Property is not in compliance as of the date hereof, including, without limitation, building codes, fire safety regulations and the Americans with Disabilities Act.

(xxviii)     corporate, income or profit taxes assessed against the personal income of the Landlord;

(xxix)       the Landlord’s capital tax or any large corporation taxes;

(xxx)        business taxes levied against the business carried on by the Landlord or any other tenant of the Building; and

(xxxii)      local improvement taxes where attributable to the initial development of the Building;

(c)           The term “Tenant’s Share” shall mean the proportion that the rentable square footage of the Premises bears to ninety-five percent (95%) of the Total Building Rentable Area, or the average percentage of the Total Building Rentable Area actually leased in the Building for any calendar year, if such average is greater than ninety-five percent (95%) of the Total Building Rentable Area. The average shall be determined by adding together the total leased space on the last day of each month during the calendar year in question and dividing by twelve (12). Tenant’s Share is used in this Lease to determine the portion of Operating Costs payable by Tenant, on a per square foot per annum basis. Notwithstanding anything to the contrary contained herein, if the Building is not fully occupied during any calendar year, appropriate adjustments shall be made to determine Operating Costs as though the Building had been fully occupied in such calendar year for the entire calendar year.

(d)           Prior to January 1 of each calendar year after the calendar year in which this Lease is executed (or as soon thereafter as practical), Landlord shall provide Tenant with the projected Operating Costs for such current calendar year, and Tenant shall thereafter pay Tenant’s Share of projected Operating Costs for operating the Property and Building in excess of the Initial Operating Costs. Such projected Operating Costs in excess of the Initial Operating Costs shall be payable in advance on a monthly basis by paying one-twelfth (l/12th) of such amount during each month of such respective calendar year. If Landlord has not furnished Tenant such comparison by January 1, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such comparison is given. Not later than May 1, 2007, Landlord shall provide Tenant with an unaudited statement of the actual Operating Costs for 2006 and Landlord shall, no later than September 1 (or as soon thereafter as practical) after each calendar year during the Term thereafter, provide Tenant an unaudited statement of such year’s actual Operating Costs. If actual Operating Costs are greater than projected Operating Costs, Tenant shall pay Landlord, within thirty (30) days of such statement’s receipt, Tenant’s Share of the difference thereof. If such year’s projected Operating Costs are greater than the actual Operating Costs, Landlord shall credit Tenant, within thirty (30) days of such statement issuance, Tenant’s Share of the difference between projected Operating Costs and actual Operating Costs.

(e)           If this Lease commences at any time other than the first day of a calendar year or terminates at any time other than the last day of a calendar year, the amount of Operating Costs due from Tenant shall be proportionately adjusted based on that portion of the year that this Lease was in effect.

(f)            Tenant’s payments of Operating Costs shall not be deemed payments of base rental under any governmental wage and price controls or analogous governmental actions affecting the amount of Rent which Landlord may charge Tenant for the Premises.

(g)           Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant’s Share of all Taxes (as hereinafter defined), costs of all insurance relating to the Property and the Building, utilities, snow removal, and charges assessed against or attributed to the Building pursuant to any applicable declaration of protective covenants (“Uncontrollable Operating Costs”), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant’s obligation to pay all other Operating Costs that are not Uncontrollable Operating Costs (herein “Controllable Operating Costs”) shall be limited to an annual increase commencing in 2007, equal to the lesser of (i) 6% of the previous year’s Controllable Operating Costs or (ii) the actual increase in Controllable Operating Costs from the previous year.

(h)           “Taxes” shall mean all taxes, assessments and government fees and charges (whether determined on an ad valorem basis or otherwise) relating to the Property and any other taxes and assessments attributable to the Property or its operation (and the costs of contesting any of the same), excluding, however, the following: (a) income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits; (b) any fines, penalties or increased interest charged due to Landlord’s failure to pay Taxes in a timely fashion and (c) taxes, assessments, and government fees and charges relating to any additions to or expansions of the Building constructed after the Commencement Date.

(i)            Within ninety (90) days after Tenant receives Landlord’s statement of any calendar year’s actual Operating Costs as described in subparagraph (d) above, Tenant may contest such statement by providing written notice to Landlord, provided that there does not then exist an Event of Default hereunder. If no such contest is made by written notice to Landlord within such ninety (90) day period, such Operating Expenses statement shall be binding upon Tenant in all respects. If Tenant timely contests such Operating Expenses statement, Tenant shall have the right to inspect and examine, at reasonable times during normal business hours, Landlord’s books of account and records pertaining to the Operating Expenses, all at Tenant’s sole cost and expense. Prior to any such audit being performed, Tenant and its auditor shall execute a confidentiality agreement in form and substance reasonably acceptable to Landlord. Such audit shall be conducted at the offices of the Building manager where such records are kept within thirty (30) days after the date of Tenant’s notice. Such audit may be initially conducted, at Tenant’s expense, by a qualified employee of Tenant, or an independent auditor of Tenant’s choice (whose compensation in no event shall be contingent upon the results of such audit or the amount of any refund received by Tenant). Landlord and/or Landlord’s Building manager shall cooperate with Tenant and/or Tenant’s representatives with respect to any such specific inquiries or questions and with respect to the conduct of such audit, so as to facilitate the prompt and efficient answer thereto and/or conduct of same, as applicable. Tenant shall notify Landlord of the results of such audit in writing. Landlord may have an agent or employee present during such inspection and audit. Landlord shall have the right to dispute the results of Tenant’s audit, by written notice delivered to Tenant within thirty (30) days following Landlord’s receipt of the results of such audit. Any such dispute shall be resolved by an independent certified public accountant mutually satisfactory to Landlord and Tenant (whose compensation in no event shall be contingent upon the results of such audit or the amount of any refund received by Tenant), or pursuant to the applicable rules of the American Arbitration Association if Landlord and Tenant cannot agree on the identity of such accountant, with the cost of such accountant being shared by Landlord and Tenant. If the audit by Tenant shall ultimately result in a determination (whether by agreement between Landlord and Tenant or by arbitration) that Tenant has underpaid Landlord for its share of Operating Expenses, Tenant shall pay the additional amount owed to Landlord within thirty (30) days of such ultimate resolution. If the audit by Tenant shall ultimately result in a determination (whether by agreement between Landlord and Tenant or by arbitration) that Tenant has overpaid Landlord for its share of Operating Expenses, such overpayment shall be applied to the next accruing installment(s) of Monthly Rental due from Tenant, until such credit is depleted, except that if the ultimate result of any such audit of Operating Expenses for the last year of the Term shows that Tenant has overpaid Landlord for its share of Operating Expenses, Landlord shall directly reimburse Tenant such amount within thirty (30) days of such ultimate resolution. If the audit by Tenant shall ultimately result in a determination that Tenant has overpaid Landlord for its share of Operating Expenses by more than five percent (5%) of Tenant’s share of the Operating Expenses, then Landlord shall pay the cost of such audit. Tenant hereby agrees to keep the results of any such audit confidential, and to require Tenant’s auditor and its employees and each of their respective attorneys and advisors to likewise keep the results of such audit confidential. In particular, but without limitation, Tenant agrees that: (i) Tenant shall not disclose the results of any such audit to any past, current or prospective tenant of the Building; and (ii) Tenant shall require, that its auditors, attorneys and anyone associated with such parties shall not disclose the results of such audit to any past, current or prospective tenant of Landlord in the Building; provided, however, that Landlord hereby agrees that nothing in items (i) or (ii) above shall preclude Tenant from disclosing the results of such audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or sub lessee of Tenant, or to any agent, representative, or employee of Landlord who or which requests the same or as required in governmental and regulatory filings.

4.             DELIVERY OF THE PREMISES

Tenant shall cause completion of the work described in Exhibit “C”, which work shall be performed within the provisions and according to all standards of said Exhibit “C”. Without limiting the generality of the foregoing, Tenant shall timely apply for all permits and approvals necessary with respect to such work and shall use reasonable efforts to Substantially Complete the same on or before June 15, 2006.

Subject to Tenant Delay and Force Majeure, and provided that this Lease is executed by Tenant prior to January 31, 2006, Landlord shall permit Tenant and its contractors access to the Premises beginning on February 1, 2006, for purposes of moving and installation of wiring, cabling, furnishings, fixtures and equipment. Access shall include access to and use of the loading docks, common areas, electricity, air conditioning, security and elevators at no charge to Tenant or its contractors. All provisions of this Lease shall apply with respect to such early access by Tenant other than the obligation to pay Rent.

5.             MEMORANDUM CONFIRMING TERM

Tenant shall execute and deliver a “Memorandum Confirming Term” agreement upon the taking of possession of the Premises, in the form attached as Exhibit “D”, by this reference incorporated herein.

6.             USE

Tenant shall use the Premises for professional, executive office purposes (including data center and call center uses), generally in accordance with the manner of use by other tenants in the Building. The occupancy rate of the Premises shall in no event be more than one (1) person per 200 rentable square feet within said Premises. Tenant’s use of the Premises shall not violate any ordinance, law or regulation of any governmental body, or the “Rules and Regulations” of Landlord (the “Rules”) as set forth in Exhibit “E” attached hereto and made a part hereof, or cause an unreasonable amount of use of any of the services provided in the Building. Tenant shall conduct its business in the manner and according to the generally accepted business principles of the business or profession in which Tenant is engaged.

7.             TENANT’S CARE OF THE PREMISES

(a)           Tenant will maintain the Premises and the fixtures and appurtenances therein in a first-class condition, and will not commit or permit waste therein. Any repair work, maintenance and any alterations permitted by Landlord in the Premises (i) shall be done at Tenant’s sole cost and expense; (ii) shall be done by Landlord’s employees or agents or, with Landlord’s consent, by persons requested by Tenant; and (iii) shall first be consented to by Landlord. Tenant shall, at Tenant’s expense (but under the direction of Landlord and performed by Landlord’s employees or agents, or with Landlord’s consent, by persons requested by Tenant and consented to by Landlord), promptly repair any injury or damage to the Premises or Building caused by the misuse or neglect thereof by Tenant, by Tenant’s contractors, sub-contractors, customers, employees, licensees, agents, or invitees. Tenant shall give prompt notice to Landlord of any defective condition in or about the Premises known to Tenant.

(b)           Tenant will not, without Landlord’s prior consent, make alterations, additions or improvements (including, but not limited to, structural alterations, additions or improvements) in or about the Premises and will not do anything to or on the Premises which will increase the rate of insurance on the Building or the Property. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of

Landlord at the expiration or early termination of this Lease. Except for any typical office improvements or fixtures (including HVAC equipment), Landlord reserves the right to require Tenant to remove any improvements or additions made to the Premises by Tenant and to repair and restore the Premises to their condition prior to such alteration, addition or improvement, reasonable wear and tear, unrepaired casualty and condemnation excepted, unless Landlord has agreed at or prior to the time Tenant requests the right to make such alteration, addition or improvement that such item need not be removed by Tenant at the expiration or early termination of the Term.

(c)           No later than the last day of the Term, Tenant will remove Tenant’s personal property and repair injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys, access cards or entrance passes to the Premises and/or the Building) in as good a condition at the beginning of the Term, reasonable wear and tear, unrepaired casualty and condemnation excepted. All property of Tenant remaining in the Premises after expiration or early termination of the Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord’s right to require Tenant to remove any improvements or additions made to the Premises by Tenant pursuant to subparagraph (b) above.

(d)           In doing any work on the installation of Tenant’s furnishings, fixtures, or equipment in the Premises, Tenant will use only contractors or workers consented to by Landlord prior to the time such work is commenced. Landlord may condition its consent upon its receipt from such contractors or workers of acceptable (i) lien waivers; and (ii) evidence of liability and personal property insurance coverage in amounts and with insurance carriers satisfactory to Landlord. Tenant shall promptly remove any lien or claim of lien for material or labor claimed against the Premises or Building, or both, by such contractors or workers if such claim should arise, and Tenant hereby indemnifies and holds Landlord harmless from and against any and all loss, cost, damage, expense or liabilities including, but not limited to, attorney’s fees, incurred by Landlord, as a result of or in any way related to such claims or liens.

(e)           All personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant, and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant.

8.            SERVICES

(a)           Landlord shall cause to be furnished the following services (the cost of which services are included within Operating Costs):

(i)            Elevator service for passenger and delivery needs;

(ii)           During the hours from 8:00 AM to 6:00 PM on weekdays and 8:00 AM to 1:00 PM on Saturdays, air conditioning during summer operations and heat during winter operations at temperature levels similar to other first class office buildings in the Atlanta area, but consistent with and subject to all Federal and local energy conservation regulations. Landlord will provide Tenant with additional heating and air conditioning services so long as Tenant notifies Landlord of its desire for such services no later than 3:00 PM on the day before such services are requested or 3:00 PM on Friday if such services are requested for Saturday.

(iii)          Public restrooms, including the furnishing of soap, paper towels, and toilet tissue;

(iv)          Either hot and cold or tempered running water for all restrooms and lavatories;

(v)           Janitorial service as itemized in Exhibit G, including, without limitation, sanitizing, dusting, cleaning, mopping, vacuuming, and trash removal, each Monday through Friday, and floor waxing and polishing, window washing, smudge removal and Venetian blind cleaning as appropriate;

(vi)          The replacement of building standard fluorescent lamps and ballasts as needed;

(vii)         Repairs and maintenance, for maintaining in good order at all times the exterior walls, exterior windows, exterior doors and roof of the Building, public corridors, stairs, elevators, storage rooms, restrooms, the heating, ventilating and air conditioning systems, electrical and plumbing systems of the Building, and the walks, paving and landscaping surrounding the Building;

(viii)        General grounds care;

(ix)           General management, including supervision, inspections and management functions; and

(x)            Electricity for the Premises, Building and Property at a design load not less than six (6) watts per rentable square foot.

(b)           The services provided in Paragraph 8(a) are predicated on and are in anticipation of the use of the Premises as follows:

(i)            Services shall be provided for the Building during normal business hours as described in the Rules;

(ii)           HVAC design is based on sustained outside temperatures being no higher than 95 degrees Fahrenheit and no lower than 14 degrees Fahrenheit with sustained occupancy of the Premises by no more than one person per 200 square feet of floor area and heat generated by electrical lighting and fixtures not to exceed
3.0 watts per square foot;

(iii)          Electric power usage and consumption for the Premises shall be based on lighting of the Premises during normal business hours on a level suitable for normal office use and power for small desk-top machines and devices using no more than 110 volt, 20 amp circuits (allowable load of 15 amps). Heavier use items shall not be used or installed, unless expressly permitted elsewhere herein or by consent of Landlord; and

(iv)          Should Tenant’s total rated electrical design load per square foot in the Premises exceed the Building standard rated electrical design load of six (6) watts per rentable square foot, on a per rentable square foot basis, as accurately determined by Landlord from time to time, for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Building standard circuits, as such share is accurately determined by Landlord in Landlord’s reasonable judgment, Landlord may (at Tenant’s expense), if reasonably possible, install within the Building one (1) additional high voltage panel and/or one (1) additional low voltage panel with associated transformer (the “Additional Electrical Equipment”) as necessary to accommodate the aforesaid requirements. If the Additional Electrical Equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable Building standard rated electrical design load (on a per square foot basis) of six (6) watts per rentable square foot, then a meter may also be added by Landlord (at Tenant’s expense) to measure the electricity provided through the Additional Electrical Equipment.

(c)           If Tenant uses any services in an amount or for a period in excess of that provided for herein, Landlord also reserves the right to charge Tenant reimbursement for the cost of such added services. The charge for after hours heating and air conditioning shall be $30.00 for each hour outside the times set forth in Section 8(a)(ii). Landlord reserves the right to install separate metering devices to determine such excessive periods and/or amounts, at Tenant’s sole cost and expense. If there is disagreement as to such additional charge, the opinion of the appropriate local utility company or an independent professional engineering firm shall prevail.

(d)           Except as set forth in subparagraph (f) below, Landlord shall not be liable for any damages and Tenant shall have no right of set-off or reduction in Rent as a result of the installation, use, malfunction, or interruption of use of any equipment in connection with the furnishing of services referred to herein, including, but not limited to, any interruption in services by any cause beyond the immediate control of the Landlord; provided however, Landlord shall exercise due care in furnishing adequate and uninterrupted services. Without limitation on the foregoing, under no circumstances shall Landlord incur liability for damages caused directly or indirectly by any malfunction of Tenant’s computer systems resulting from or arising out of the failure or malfunction of any electrical, air conditioning or other system serving the Building, and Tenant hereby expressly waives the right to make any such claim against Landlord.

(e)           There may be available in the Building a shared communications systems service (the “Shared Service”), upon terms, conditions and fees to be agreed upon by Tenant and the party providing such Shared Service. Neither Landlord nor any manager of the Building shall be liable to Tenant for damages if the furnishing of any such Shared Service is disrupted, terminated or diminished in any manner, nor shall any disruption, diminution, or cessation relieve Tenant from the performance of any of Tenant’s covenants, conditions and agreements under this Lease, nor shall any disruption, diminution or cessation constitute constructive eviction or entitle Tenant to an abatement of Rent. Tenant holds Landlord and any such manager harmless from any claims Tenant may have arising out of or connected with such cessation or interruption. If Tenant elects not to use the Shared Service, and Tenant has telephone or other such equipment installed at Tenant’s own direction, such system shall not (i) cause the Building to violate any municipal safety codes or ordinances, including, but not limited to, fire safety codes; (ii) cause damage to the Building; (iii) require an amount of electrical or other services unreasonably in excess of the requirements for customary business-telephone systems; or (iv) impact upon the normal use, function and operation of the Shared Service. If Tenant elects not to use or be a part of the Shared Service, Tenant shall not use any wiring or other equipment which is a part of the Shared Service without the prior, written consent of the provider of such Shared Service. If Tenant uses any such wiring or equipment without such consent, Tenant shall be liable for, and shall pay to the provider of such services on demand, (i) the cost of such use; (ii) the cost of repairing or replacing any wiring or equipment damaged or altered by such use; and (iii) any other damages caused by such use.

(f)            Notwithstanding the foregoing, in the event that (i) Landlord fails to provide services to Tenant as required by this Lease for a continuous period in excess of five (5) consecutive business days after receiving written notice of such failure, (ii) such failure is on account of a reason within Landlord’s reasonable control, and (iii) such failure materially interferes with Tenant’s use and enjoyment of all or a portion of the Premises then:

(i)            Landlord shall provide Tenant a credit against Monthly Rental next owing, in an amount equal to the Monthly Rental under this Lease (with the amount of such Monthly Rental being prorated in the event such failure does not affect Tenant’s ability to use or enjoy the entire Premises) from and after the expiration of such five (5) business day period and until such time as Landlord resumes providing such service or services to Tenant; provided, however, Tenant shall not be entitled to any such credit in the event that such failure to provide services is caused or contributed to materially by Tenant or Tenant’s employees, invitees, contractors, licensees and other visitors to the Premises or the Building; and

(ii)           Notwithstanding the foregoing, if such failure to provide services is a failure under Section 8(a)(ii), and such failure cannot be remedied within four hours of such failure, then upon Tenant’s request, Landlord shall provide temporary HVAC.

(g)           Landlord agrees to engage appropriate consultants from time to time to contest any Taxes determined by Landlord to be unreasonably high.

(h)           Throughout the Term, Landlord shall maintain the structural components of the Building and all common areas in a first class manner.

9.            DESTRUCTION OR DAMAGE TO PREMISES

(a)           If the Premises or the Building are totally destroyed (or so substantially damaged as to be untenantable in the determination of the Architect) by storm, fire, earthquake or other casualty, Landlord shall have the option to:

(i)            Terminate this Lease as of the date of the occurrence of the storm, earthquake, fire or other casualty by giving notice to Tenant within sixty (60) days from the date of such damage or destruction; or

(ii)           Commence the process of restoration of the Premises to a tenantable condition within sixty (60) days from the date of receipt by Landlord of all of the insurance proceeds paid with respect to such casualty, and proceed with due diligence to complete said restoration of the Premises. If Landlord chooses to restore the Premises, Rent shall abate with respect to the untenantable portion of the Premises from the date of such casualty until the date of Substantial Completion thereof.

If Landlord fails to complete such restoration within one hundred fifty (150) days of the date of the casualty, this Lease may be terminated as of the date of the casualty upon notice from either party to the other, given not more than ten (10) days following the expiration of said one hundred eighty (180) day period. If such notice is not given, this Lease shall remain in force and effect and Rent shall commence upon delivery of the Premises to Tenant in a state of Substantial Completion.

(b)           If the Premises are damaged but not rendered untenantable for Tenant’s business use by any event set forth in Paragraph 9(a) above, Rent shall abate in the proportion the Premises have been made untenantable. Landlord shall restore the Premises expeditiously, and upon the date of restoration, full Rent shall commence.

(c)           Rent shall not abate if the damage or destruction of the Premises, whether total or partial, is the result of the negligence of Tenant, its contractors, subcontractors, agents, employees, guests or invitees.

10.           DEFAULT BY TENANT; LANDLORD’S REMEDIES

(a)           The occurrence of any of the following shall constitute an Event of Default hereunder by Tenant:

(i)            The Rent or any other sum of money due of Tenant hereunder is not paid within five (5) days following the later of (i) the date that the same is due or (ii) written notice from Landlord that the same is due, provided, however, that in no event shall Landlord be obligated to provide Tenant any such written notice on more than two (2) occasions during any twelve (12) month period;

(ii)           Any petition is filed by or against Tenant under any section or chapter of the National or Federal Bankruptcy Act or any other applicable Federal or State bankruptcy, insolvency or other similar law, and, in the case of a petition filed against Tenant, such petition is not dismissed within thirty (30) days after the date of such filing; if Tenant shall become insolvent or transfer property to defraud creditors; if Tenant shall make an assignment for the benefit of creditors; or if receiver is appointed for any of Tenant’s assets;

(iii)          Tenant fails to bond off or otherwise remove any lien filed against the Premises or the Building by reason of Tenant’s actions, within ten (10) days after Tenant has notice of the filing of such lien; or

(iv)          Tenant fails to observe, perform and keep the covenants, agreements, provisions, stipulations, conditions and Rules herein contained to be observed, performed and kept by Tenant (other than the failure to pay when due any Rent or any other sum of money becoming due Landlord hereunder, which under all circumstances is governed by and subject to Paragraph 10(a)(i) herein), and persists in such failure after thirty (30) days written notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such failure to comply on the part of Tenant would reasonably require more than thirty (30) days to rectify, unless Tenant commences rectification within the thirty (30) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to comply on the part of Tenant and, in all such events, cures such failure to comply on the part of Tenant no later than sixty (60) days after such notice).

(b)           Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following:

(i)            Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and expel or remove Tenant and Tenant’s effects without being liable for any claim for trespass or damages therefor. Upon any such termination, Tenant shall remain liable to Landlord for damages, due and payable monthly on the day Rent would have been payable hereunder, in an amount equal to the Rent and any other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord, after deducting all of Landlord’s costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the termination of this Lease, eviction of Tenant and such reletting; and/or

(ii)           Declare the entire amount of Rent calculated on the current rate being paid by Tenant, and other sums which in Landlord’s reasonable determination would become due and payable during the remainder of the Term (including, but not limited to, increases in Rent pursuant to Paragraph 2(b) and 3(d) herein), discounted to present value by using a reasonable discount rate selected by Landlord, to be due and payable immediately. Upon such acceleration of such amounts, Tenant agrees to pay the same at once, together with all Rent and other amounts theretofore due, at Landlord’s address as provided herein; provided however, that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for

Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). Upon making such payment, Tenant shall receive from Landlord all rents received by Landlord from other tenants renting the Premises during the Term, provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence, less all of Landlord’s costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the reletting of the Premises. The acceptance of such payment by Landlord shall not constitute a waiver of rights or remedies to Landlord for any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease; and/or

(iii)          Enter the Premises as the agent of Tenant without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and without being liable for any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant’s effects therefrom and store the same at Tenant’s expense, without being liable for any damage thereto, and relet the Premises as the agent of Tenant, without advertisement, by private negotiations, for any term Landlord deems proper, and receive the rent therefor. Tenant shall pay Landlord on demand any deficiency that may arise by reason of such reletting, but Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises, and for the amount of any other Rent which would have been due of Tenant to Landlord hereunder if not for certain concessions granted by Landlord to Tenant. Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the amount of all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant’s specifications and any and all costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting; and/or

(iv)          As agent of Tenant, do whatever Tenant is obligated to do under this Lease, including, but not limited to, entering the Premises, without being liable to prosecution or any claims for damages, in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(c)           Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of general or special damages incurred, or of any of the other remedies provided herein, at law or in equity.

(d)           No act or thing done by Landlord or Landlord’s employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises. Neither the mention in this Lease of any particular remedy, nor the exercise by Landlord of any particular remedy hereunder, at law or in equity, shall preclude Landlord from any other remedy Landlord might have under this Lease, at law or in equity. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules now or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant in this Lease shall not be deemed a waiver of such breach.

11.           ASSIGNMENT AND SUBLETTING

(a)           Tenant shall not sublet any part of the Premises, nor assign this Lease or any interest herein, nor, once any such sublet or assignment is consented to by Landlord, amend or modify the terms of such sublet or assignment, without the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, Landlord may deny consent to an assignment or sublease if, by way of illustration but not limitation, (i) the financial statements of the proposed assignee or sublessee are unsatisfactory, or (ii) the proposed assignment or sublease provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the Premises leased, used, occupied or utilized.

(b)            Consent by Landlord to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon prior consent of Landlord. If a sublease or assignment is consented to by Landlord, any sublessees or assignees shall become liable directly to Landlord for all obligations of Tenant hereunder without relieving or in any way modifying Tenant’s liability hereunder. If Tenant notifies Landlord of Tenant’s intent to sublease or assign this Lease, Landlord shall within fifteen (15) days following receipt of such notice, together with a copy of the proposed sublease or assignment and together with information regarding the proposed subtenant or assignee in detail reasonably sufficient to enable Landlord to evaluate the proposed subtenant or assignee (i) consent to such proposed subletting; or (ii) deny such consent, giving reasons for denying such consent at the time of the denial. If Landlord gives its consent to any such assignment or sublease, after deducting Tenant’s out of pocket costs, including marketing costs, leasing commissions, rent abatement and tenant improvements, fifty percent (50%) of any rent or other cost collected by Tenant from the assignee or subtenant for all or any portion of the Premises over and above the Rent payable by Tenant for such space shall be due and payable, and shall be paid, to Landlord. If the area of Premises is reduced or a sublease or assignment is made as herein provided, Tenant shall pay Landlord a charge equal to the actual costs incurred by Landlord, in Landlord’s reasonable judgment (including, but not limited to, the use and time of Landlord’s personnel), for all of the reasonably necessary legal and accounting services required to accomplish such reduction of area of the Premises, assignment or subletting, as the case may be.

(c)           Notwithstanding anything in this Lease to the contrary, Landlord’s consent shall not be required for any assignment of this Lease or subletting of the Premises by Tenant to an assignee or sublessee that is directly or indirectly in control of, controlled by or under common control with Tenant or its principals, or into which or with which Tenant merges or consolidates, or which purchases all or substantially all of the stock or assets of Tenant; provided, however, (i) in no event shall Tenant be released from its liability under this Lease, and (ii) Tenant shall provide to Landlord written notice of such assignment or subletting at least thirty (30) days prior to the effective date thereof, together with a copy of the proposed agreement of assignment or sublease and together with such information regarding the assignee or sublessee in such reasonable detail to enable Landlord to determine that the proposed assignment or sublease is permitted without Landlord’s consent pursuant to this subparagraph (c).

12.           CONDEMNATION

If the Premises (or a part of such Premises such that the Premises, in the reasonable judgment of the Architect, are untenantable) are taken by eminent domain or other similar proceeding or are conveyed in lieu of such taking, this Lease shall expire on the date when title or right of possession vests, and Rent paid for any period beyond said date shall be repaid to Tenant. If there is a partial taking where this Lease is not terminated, the Rent shall be adjusted in proportion to the square feet of Premises taken, as determined by Architect. In either event, Landlord shall be entitled, and Tenant shall not have any right, to claim any award made in any condemnation proceeding, action or ruling relating to the Building or the Property; provided, however, Tenant shall be entitled to make a claim in any condemnation proceeding, action or ruling relating to the Building for Tenant’s moving expenses and the unamortized value of leasehold improvements in the Premises actually paid for by Tenant, to the extent such claim does not in any manner impact upon or reduce Landlord’s claim or award in such condemnation proceeding, action or ruling. Landlord shall have, in Landlord’s sole discretion, the option of terminating this Lease if any such condemnation, action, ruling or conveyance in lieu thereof makes continuation of Landlord’s use of the Building economically unfeasible.

13.           INSPECTIONS

Landlord, its agents or employees may enter the Premises at reasonable hours and upon reasonable notice (which notice may be by telephone) to Tenant except in the event of an emergency to (a) exhibit the Premises to prospective purchasers or tenants of the Premises or the Building; (b) inspect the Premises to see that Tenant is complying with its obligations hereunder; and (c) make repairs (i) required of Landlord under the terms hereof; (ii) to any adjoining space in the Building; or (iii) to any systems serving the Building which run through the Premises.

14.           SUBORDINATION

(a)           This Lease shall be subject and subordinate to any underlying land leases or deeds to secure debt which may now or hereafter affect this Lease, the Building or the Property and also to all renewals, modifications, extensions, consolidations, and replacements of such underlying land leases and deeds to secure debt. Neither the Building nor the Property nor any portion thereof is currently subject to any such land lease or deed to secure debt. In confirmation of the subordination set forth in this Paragraph 14, Tenant shall, at Landlord’s request, execute and deliver such further instruments desired by the holder of the deed to secure debt (a “Mortgagee”) executed after the date hereof or by any lessor (“Lessor”) under any such underlying land leases executed after the date hereof, provided that Landlord obtains a nondisturbance agreement for the benefit of Tenant from such Mortgagee or Lessor. Notwithstanding the foregoing, Landlord or such Mortgagee or Lessor shall have the right to subordinate or cause to be subordinated, in whole or in part, any such underlying land leases or deeds to secure debt to this Lease (but not in respect to priority of entitlement of insurance or condemnation proceeds). If any such underlying land leases or deeds to secure debt terminate for any reason or any such deeds to secure debt are foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, deliver to Mortgagee within ten (10) days of written request an attornment agreement, providing that such Tenant shall continue to abide by and comply with the terms and conditions of this Lease.

(b)           If any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale or conveyance in lieu of foreclosure under any deed to secure debt, Tenant shall at the option of the purchaser at such foreclosure or other sale, attorn to such purchaser and recognize such person as Landlord under this Lease. The institution of any suit, action or other proceeding by a Mortgagee or a sale of the Property pursuant to the powers granted to a Mortgagee under its deed to secure debt, shall not, by operation of law or otherwise, result in the cancellation or the termination of this Lease or of the obligations of Tenant hereunder.

(c)           If such purchaser requests and accepts such attornment, from and after such attornment, Tenant shall have the same remedies against such purchaser for the breach of an agreement contained in this Lease that Tenant might have had against Landlord if the deed to secure debt had not been terminated or foreclosed, except such purchaser shall not be (i) liable for any act or omission of the prior Landlord; (ii) subject to any offsets or defenses which Tenant might have against the prior Landlord; or (iii) bound by any Rent or security deposit which Tenant might have paid in advance to the prior Landlord.

15.           INDEMNIFICATION AND HOLD HARMLESS

(a)           Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s agents and employees against and from any and all claims, suits, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) arising from (i) the use of the Premises, the Building or the Concourse project by Tenant or Tenant’s agents, employees or contractors, or from any activity done, permitted or suffered by Tenant or Tenant’s agents, employees or contractors in or about the Premises, the Building or the Concourse project, and (ii) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant’s agents, employees or contractors, or from any breach or default in the terms of this Lease by Tenant or Tenant’s agents, employees or contractors that results in any cost or expense being incurred by Landlord, or (iii) any action or proceeding brought on account of any matter in items (i) or (ii). If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for, waives its entire claim of recovery for and assumes all risk of (x) damage to property or injury to persons in or about the Premises, the Building or the Concourse project from any cause whatsoever (except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents or employees or by the failure of Landlord to observe any of the terms and conditions of this Lease), or (x) loss resulting from business interruption or loss of income at the Premises. The obligations of Tenant under this Paragraph 15(a) shall survive any termination of this Lease with respect to any events occurring or circumstances existing prior to such termination.

(b)           Landlord shall indemnify and hold harmless Tenant and Tenant’s agents and employees against and from any and all claims, suits, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorney’s fees) arising from the negligence or willful misconduct of Landlord or Landlord’s agents or employees or from the breach of this Lease by Landlord.

(c)           The foregoing indemnities shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnities.

16.          INSURANCE

(a)           Tenant shall carry during the Term (and any other period during which Tenant is in possession of the Premises, with all premiums paid prior to the due date at Tenant’s sole expense) (i) all risk coverage insurance insuring Tenant’s interest in its improvements to the Premises and any and all furniture, equipment, supplies, contents and other property owned, leased, held or possessed by Tenant and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property, as such may increase from time to time, (ii) worker’s compensation and employer’s liability insurance as required by applicable law, (iii) commercial general liability coverage for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use, or occupancy of the Premises, or other portions of the Building or Property, the limits of such policy or policies to be in amounts not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage per occurrence, plus excess coverage of not less than Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage per occurrence, (iv) insurance against thefts within the Premises, the Building or any project within which the Building is located, and (v) business interruption insurance with a limit of liability representing loss of at least twelve (12) months of income. Tenant shall also maintain and provide such other required evidence to Landlord of any other form of insurance which Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a prudent tenant would insure. Landlord and Tenant shall each have included in all policies of insurance respectively obtained by them with respect to the Building or Premises a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage insured against. All said insurance policies shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and rated in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A-” and a financial rating of at least “X.” All such policies shall be noncancellable except after twenty (20) days’ written notice to Landlord.

Each policy shall name Landlord, Landlord’s property manager and any other person designated by Landlord as additional insureds and provide that it is primary to, and not contributing with, any policy carried by Landlord, Landlord’s property manager, or other designated person covering the same loss. At Landlord’s request, duly executed certificates of such insurance shall be delivered to Landlord prior to the Commencement Date and at least thirty (30) days prior to the expiration of each respective policy term.

(b)           Landlord shall carry and maintain during the Term general comprehensive public liability insurance coverage with respect to the Property and property insurance coverage on an all-risk extended coverage basis with respect to the Property, in such amounts, with such insurance providers and under such terms as such insurance coverage is typically carried and maintained by institutional owners of Class A properties similar to the Property in the Atlanta, Georgia office market. Notwithstanding the foregoing, Landlord shall have the right to self- insure (“Self-Insure”) all or any part of any of said required insurance coverages, in Landlord’s sole discretion, so long as such self-insuring party maintains has a net worth of not less than Fifty Million Dollars ($50,000,000.00) as shown on financial statements for the most recently concluded fiscal year prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied and provided to Tenant upon request. “Self-Insure” shall mean that Landlord is itself acting as though it were the insurance company providing the insurance required under the provisions hereof, and Landlord shall pay amounts due in lieu of insurance proceeds because of self-insurance which amounts shall be treated as insurance proceeds for all purposes under this Lease. In the event that Landlord elects to Self-Insure, and an event or claim occurs for which a defense and/or coverage would have been available from an insurance company, with respect to a loss or damage which Landlord would otherwise be required to insure against as provided above, Landlord shall (i) undertake the defense of any such claim, including a defense of Tenant, at Landlord’s sole cost and expense, and (ii) use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Landlord to Self-Insure.

(c)           Landlord and Tenant hereby mutually waive any claim against the other and its agents for any loss or damage to any of their property located on or about the Premises, the Building or the Concourse project that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party shall immediately notify its insurer, in writing, of the terms of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Paragraph 16(c) shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

17.          REMEDIES CUMULATIVE

The rights given to Landlord and Tenant herein are in addition to any rights that may be given to Landlord or Tenant by any statute or under law.

18.                                   ENTIRE AGREEMENT - NO WAIVER

This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Lease cannot be changed or terminated orally, and can be modified only in writing, executed by each party hereto.

19.                                   HOLDING OVER

If Tenant remains in possession of the Premises after expiration of the Term, or after any termination of this Lease by Landlord, with Landlord’s acquiescence and without any written agreement between the parties, Tenant shall be a tenant at sufferance and such tenancy shall be subject to all the provisions hereof, except that the Monthly Rental for said holdover period shall be (i) 150% of the amount of Rent due in the last month of the Term during the first three (3) months of the holdover period, and (ii) double the amount of Rent due in the last month of the Term for the remainder of the holdover period. There shall be no renewal of this Lease by operation of law. Nothing in this Paragraph shall be construed as a consent by Landlord to the possession of the Premises by Tenant after the expiration of the Term or any termination of this Lease by Landlord, or as an exclusive remedy in the event of a holdover. This Paragraph 19 shall survive the termination of this Lease, by lapse of time or otherwise. Notwithstanding the above, Tenant shall have the option to extend the Term for up to six (6) months (the “Short Term Holdover Option”) by providing Landlord with written notice of its intent to exercise the Short Term Holdover Option no later than one hundred eighty (180) days prior to the otherwise effective Expiration Date. Monthly Rental during any such period shall be 110% of the amount of Rent due in the month immediately preceding the otherwise effective Expiration Date.

20.                                   HEADINGS

The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of any part of this Lease.

21.                                   NOTICES

(a)                                  Any notice, request or consent by either party to the other hereunder shall be valid only if in writing and shall be deemed to be duly given only if hand-delivered, or sent by certified mail or by a recognized national overnight delivery service which has a receipt of notice as a part of its delivery function. Such notices shall be addressed (i) if to Tenant, at the Premises after the Commencement Date and, prior to the Commencement Date, at:

6195 Shiloh Road

Alpharetta, GA 30005

Attention: Leslie Zacks, General Counsel

with, in both cases, a copy to:

Paul Hastings

600 Peachtree Street NE

Twenty-fourth Floor

Atlanta, GA 30308

Attn: Tinley Anderson, Esq.

and (ii) if to Landlord, at Landlord’s address set forth above, or at such other address for either party as that party may designate by notice to the other. Notice shall be deemed given, if delivered personally, upon delivery thereof, and if mailed, upon the mailing thereof.

(b)                                 Tenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings, Tenant’s administrator of the Premises at the time of any such service.

22.                                   HEIRS, SUCCESSORS, AND ASSIGNS - PARTIES

(a)                                  This Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns. The term “Landlord” as used in this Lease means only the owner (or the ground lessee) for the time being of the Property and Building of which the Premises are a part, so that in the event of any sale or sales of said Property (or of any lease thereof), Landlord named herein shall be and hereby is entirely released of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, or the lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the Property and Building. If the Property and Building are severed as to ownership by sale and/or lease, the owner of the entire Building or lessee of the entire Building that has the right to lease space in the Building to tenants shall be deemed “Landlord”. Tenant shall be bound to any such succeeding party for performance by Tenant of all the terms, covenants, and conditions of this Lease and agrees to execute any attornment agreement not in conflict with the terms and provisions of this Lease at the request of any such party.

(b)                                 The parties “Landlord” and “Tenant” and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

23.                                   ATTORNEY’S FEES

If Landlord has to engage or consult with an attorney as a result of or in connection with a failure by Tenant to pay any Rent as and when due under this Lease, then Tenant shall owe to Landlord, in addition to and not in lieu of any other amounts due hereunder, and shall pay within ten (10) days after demand for payment therefor is made, all such attorneys fees incurred by Landlord. Also, if any law suit or court action between Landlord and Tenant arises out of or under this Lease, the prevailing party in such law suit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorney’s fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action.

24.                                   TIME OF ESSENCE

TIME IS OF THE ESSENCE OF THIS LEASE.

25.                              NO ESTATE IN LAND

Tenant has been granted a usufruct only in the Premises under this Lease, and not a leasehold or other estate in land, and that Tenant’s interest hereunder is not subject to levy, execution and sale and is not assignable except with Landlord’s prior written consent. No estate shall pass out of Landlord by this Lease.

26.                              INTENTIONALLY DELETED

27.                               INTENTIONALLY DELETED

28.                               PARKING ARRANGEMENTS

Landlord shall maintain unreserved covered parking spaces for use by Tenant and Tenant’s invitees and employees, in such amount or ratio as is in compliance with the zoning for the Property, as may be modified from time to time, but in no event less than 4 parking spaces for every 1,000 occupied rentable square feet in the Premises, and Tenant (and Tenant’s guests and employees) shall only be entitled to use that amount of parking spaces (determined on a parking space per square foot leased basis). Such parking shall be available subject to the reasonable limitations and conditions from time to time imposed by Landlord, but neither Landlord nor any parking contractor or other party acting on behalf of Landlord shall charge any parking fees to Tenant or its visitors for such unreserved spaces. Said parking shall be maintained on the Property or on areas located in the vicinity of the Property. Notwithstanding the above, Tenant shall be entitled, as part of the parking ratio above, to the use of twelve (12) reserved spaces. Such reserved spaces shall be located at an area mutually agreed upon by Landlord and Tenant, and Tenant shall not be charged for the use of such twelve (12) reserved spaces.

29.                               RULES AND REGULATIONS

The Rules on Exhibit “E” are a part of this Lease. Landlord may from time to time amend, modify, delete or add additional Rules for the use, operation, safety, cleanliness and care of the Premises and the Building, provided that Landlord enforces such Rules against all tenants on a nondiscriminatory basis and provided that no such change materially affects Tenant’s ability to use and enjoy the Premises for the purposes intended by this Lease. Such new or modified Rules shall be effective upon notice to Tenant. Tenant will cause its employees and agents, or any others permitted by Tenant to occupy or enter the Premises to at all times abide by the Rules. If there is a breach of any Rules beyond any applicable notice and cure period provided in Paragraph 10(a), Landlord shall have all remedies in this Lease provided for in an Event of Default by Tenant and shall, in addition, have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Rules. Landlord shall not be responsible to Tenant for the nonobservance by any other tenant or person of any such Rules.

30.                                   INTENTIONALLY DELETED

31.                                   LATE PAYMENTS

Any payment due of Tenant hereunder not received by Landlord within five (5) days of the date when due shall be assessed a five percent (5%) charge for Landlord’s administrative and other costs in processing and pursuing the payment of such late payment, and shall be assessed an additional five percent (5%) charge for the aforesaid costs of Landlord for each month thereafter until paid in full. Acceptance by Landlord of a payment, and the cashing of a check, in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and in no way be an accord and satisfaction. This provision does not prevent Landlord from declaring the non-payment of Rent when due an Event of Default hereunder, subject to Paragraph 10(a)(i).

32.                                   ESTOPPEL CERTIFICATE

Tenant shall, within ten (10) business days of the request by Landlord, execute, acknowledge and deliver to Landlord, any Mortgagee, prospective Mortgagee or any prospective purchaser or transferee of the Property, the Building, or both (as designated by Landlord), an Estoppel Certificate in recordable form, or in such other form as Landlord may from time to time require, evidencing whether or not (a) this Lease is in full force and effect; (b) this Lease has been amended in any way; (c) Tenant has accepted and is occupying the Premises; (d) there are any existing defaults on the part of Landlord hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of Tenant (specifying the nature of such defaults, defenses or offsets, if any); (e) the date to which Rent and other amounts due hereunder, if any, have been paid; and (f) any such other information as may be reasonably requested by Landlord. Each certificate delivered pursuant to this Paragraph may be relied on by Landlord, any prospective purchaser or transferee of Landlord’s interest hereunder, or any Mortgagee or prospective Mortgagee.

33.                                   SEVERABILITY AND INTERPRETATION

(a)                                  If any clause or provision of this Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the Term, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability, and in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(b)                                    If any provisions of this Lease require judicial interpretation, the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, as all parties hereto have participated in the preparation of this Lease.

34.                                   MULTIPLE TENANTS

If more than one individual or entity comprises and constitutes Tenant, then all individuals and entities comprising Tenant are and shall be jointly and severally liable for the due and proper performance of Tenant’s duties and obligations arising under or in connection with this Lease.

35.                                  FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, inability to obtain permits or other governmental approvals after timely application therefor, governmental actions, civil commotions, war, terrorism, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by an event of Force Majeure.

36.                                  QUIET ENJOYMENT

So long as Tenant is in full compliance with the terms and conditions of this Lease, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject to the terms of this Lease.

37.                                  BROKERAGE COMMISSION; INDEMNITY

COUSINS PROPERTIES SERVICES LP (“COUSINS”) HAS ACTED AS CONTRACT MANAGER FOR LANDLORD IN THIS TRANSACTION AND TRAMMELL CROW SERVICES, INC. HAS ACTED AS AGENT FOR TENANT IN THIS TRANSACTION. BOTH COUSINS AND TRAMMELL CROW SERVICES, INC. ARE TO BE PAID A COMMISSION BY LANDLORD. Tenant and Landlord each warrant to the other that there are no other claims for broker’s commissions or finder’s fees in connection with the warranting party’s execution of this Lease. Tenant hereby indemnifies Landlord and holds Landlord harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Landlord as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under Tenant. Landlord hereby indemnifies Tenant and holds Tenant harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Tenant as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under Landlord. Tenant shall cause any agent or broker representing Tenant, upon such broker’s receipt of any commission due to such broker, to execute a lien waiver to and for the benefit of Landlord, waiving any and all lien rights with respect to the Building or Property such agent or broker has or might have under Georgia law.

38.                                  EXCULPATION OF LANDLORD

LANDLORD’S LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY. NEITHER LANDLORD, ANY OFFICER, DIRECTOR, OR SHAREHOLDER OF LANDLORD

NOR ANY OF THE PARTNERS OF LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE.

39.                                   ORIGINAL INSTRUMENT

Any number of counterparts of this Lease may be executed, and each such counterpart shall be deemed to be an original instrument.

40.                                   GEORGIA LAW

This Lease has been made under and shall be construed and interpreted under and in accordance with the laws of the State of Georgia.

41.                                   NO RECORDATION OF LEASE

Neither this Lease nor any memorandum hereof shall be recorded or placed on public record.

42.                                   HAZARDOUS WASTES

Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building, the Premises or the Property, any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any liability, loss, cost, damage or expense (including, without limitation, reasonable attorney fees) incurred by or on behalf of Landlord resulting from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. Except with respect to any release described in the preceding sentence, Landlord shall indemnify Tenant from any liability of Tenant resulting from the presence of any hazardous materials on the Property or any release of hazardous materials from the Property. The within covenants shall survive the expiration or earlier termination of the Term. As of the date of this Lease, Landlord has not received any written notice that the Premises, the Building or the Property contains any such hazardous substances of materials in violation of applicable law.

43.                                    PATRIOT ACT.

Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under this Lease.

44.                                    LEASE BINDING UPON DELIVERY

This Lease shall not be binding until and unless all parties have duly executed said Lease and a fully executed counterpart of said Lease has been delivered to Tenant.

45.                                    SPECIAL STIPULATIONS

The special stipulations attached hereto as Exhibit “F”, if any, and made a part hereof shall control if in conflict with any of the foregoing provisions of this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed under seal, on the day and year first above written.

LANDLORD:

485 PROPERTIES, LLC, a
Delaware limited liability company

	By:	/s/ Elizabeth Andress
Date executed by	Name:	Elizabeth Andress
Landlord: 1/7/2006	Title:	Assistant Secretary

TENANT:

FIRST HORIZON PHARMACEUTICAL
CORPORATION, a Delaware corporation

	By:	/s/ Darrell Borne	(SEAL)

Authorized Signature

/s/ Darrell Borne
Type Name of Signatory

Date executed by	By:	/s/ Leslie B Zales	(SEAL)
Tenant: January 30, 2006		Authorized Signature

/s/ Leslie B Zacks
Type Name of Signatory

(CORPORATE SEAL)

*Note: If Tenant is a corporation, two authorized corporate officers must execute this Lease in their appropriate capacities for Tenant, affixing the corporate seal.

By the execution and delivery of this Lease Tenant has made and shall be deemed to have made a continuous and irrevocable offer to lease the Premises, on the terms contained in this Lease, subject only to acceptance by Landlord (as evidenced by Landlord’s signature hereon), which Landlord may accept in its sole and absolute discretion. If a fully executed counterpart of this Lease is not delivered to Tenant within twelve (12) days after the date executed by Tenant and delivered to Landlord, as set forth above, Tenant’s offer shall expire and no longer be subject to acceptance by Landlord.

Tenant’s Federal Employer Identification Number: 582004779

EXHIBIT “A”

SPACE PLAN OF PREMISES

A-1

EXHIBIT “A-l”

SPACE PLAN OF EXPANSION SPACE

A-1-1

EXHIBIT “B”

LEGAL DESCRIPTION - CORPORATE CENTER V
TRACT I

All that tract or parcel of land lying and being in Land Lot 17, 17th District, Fulton County, Georgia and being more particularly described as follows:

To reach the TRUE POINT OF BEGINNING, commence at the intersection of the former southern Right-of-way of Hammond Drive (variable Right-of-Way, was 47.9 feet from the centerline) extended and the former western Right-of-Way of Peachtree Dunwoody Road (variable Right-of-Way, was 41.7 feet from the centerline) extended; thence along the former southern Right-of-Way of Hammond Drive North 86° 36’ 33” West a distance of 169.01 feet to a point; thence continuing along said former Right-of-Way North 84° 29’ 08” West a distance of 208.47 feet to a point; thence continuing along said former Right-of-Way North 87° 58’ 03” West a distance of 344.41 feet to a point; thence continuing along said former Right-of-Way South 02° 01’ 32” West a distance of 23.63 feet to a point; thence leaving said Right-of-Way South 02° 01’ 32” West a distance of 97.90 feet to the TRUE POINT OF BEGINNING; thence South 02° 01’ 32” West a distance of 161.45 feet to a point; thence North 87° 56’ 37” West a distance of 68.50 feet to a point; thence South 02° 42’ 10” West a distance of 424.58 feet to a point; thence North 87° 18’ 46” West a distance of 0.27 feet to a point; thence South 02° 33’ 01” West a distance of 113.39 feet to a point; thence North 88° 54’ 38” West a distance of 49.13 feet to a point; thence South 02° 41’ 57” West a distance of 369.97 feet to a point; thence North 42° 17’ 47” West a distance of 26.56 feet to a point; thence North 02° 42’ 13” East a distance of 43.66 feet to a point; thence North 87° 17’ 47” West a distance of 19.09 feet to a point; thence North 02° 42’ 13” East a distance of 19.09 feet to a point; thence North 87° 17’ 47” West a distance of 19.09 feet to a point; thence North 02° 42’ 13” East a distance of 19.09 feet to a point; thence North 87° 17’ 47” West a distance of 19.09 feet to a point; thence North 02° 42’ 13” East a distance of 19.09 feet to a point; thence North 87° 17’ 47” West a distance of 19.09 feet to a point; thence North 02° 42’ 13” East a distance of 19.09 feet to a point; thence North 87° 17’ 47” West a distance of 123.76 feet to a point; thence South 47° 42’ 13” West a distance of 24.63 feet to a point; thence North 87° 17’ 47” West a distance of 26.04 feet to a point; thence North 02° 42’ 13” East a distance of 44.37 feet to a point; thence along a curve to the left an arc distance of 184.93 feet (said curve having a radius of 67.55 feet, a chord distance of 132.35 feet and a chord bearing of North 02° 42’ 13” East) to a point; thence North 02° 42’ 13” East a distance of 44.37 feet to a point; thence North 87° 17’ 47”, West a distance of 33.87 feet to a point; thence North 00° 00’ 00” East a distance of 211.03 feet to a point; thence North 47° 42’ 11” East a distance of 105.51 feet to a point; thence North 48° 42’ 12” East a distance of 103.91 feet to a point; thence along a curve to the left an arc distance of 150.75 feet (said curve having a radius of 1317.92 feet, a chord distance of 150.67 feet, and a chord bearing of North 41° 59’ 43” East) to a point; thence along a curve to the left an arc distance of 37.41 feet (said curve having a radius of 23.00 feet, a chord distance of 33.42 feet, and a chord bearing of North 07° 52’ 36” West) to a point; thence along a curve to the left an arc distance of 44.69 feet (said curve having a radius of 78.00 feet, a chord distance of 44.08 feet, and a chord bearing of North 70° 53’ 04” West) to a point; thence North 87° 17’ 49” West a distance of 129.20 feet to a point; thence South 02° 42’ 11” West a distance of 10.75 feet to a point; thence North 87° 17’ 49” West a distance of 77.00 feet to a point; thence South 02° 42’ 11” West a distance of 22.00 feet to a point; thence North 87° 17’ 49” West a distance of 60.67 feet to a point; thence North 02° 42’ 11” East a distance of 22.00 feet to a point; thence North 87°

17’ 49” West a distance of 193.33 feet to a point; thence North 02° 42’ 11” East a distance of 279.00 feet to a point; thence South 87° 17’ 49” East a distance of 340.88 feet to a point; thence South 02° 13’ 27” West a distance of 225.00 feet to a point; thence South 88° 11’ 11” East a distance of 195.22 feet to a point; thence North 01° 55’ 53” East a distance of 96.86 feet to a point; thence South 50° 05’ 28” East a distance of 78.91 feet to a point; thence North 39° 45’ 06” East a distance of 143.00 feet to a point being the TRUE POINT OF BEGINNING, said tract containing 7.225 acres.

The legal description as contained herein is based on the property as shown on a survey title “As-Built Survey of Concourse Corporate Center V for Concourse V Associates and Ticor Title Insurance Company of California and Teachers Insurance and Annuity Association of America”, prepared by Benchmark Engineering Corporation, bearing the certification of Dennis Boutwell, Georgia Registered Land Surveyor No. 1873, dated September 20, 1988, last revised July 24, 1989

LEGAL DESCRIPTION - CORPORATE CENTER V
TRACT II

All that tract or parcel of land lying and being in Land Lot 17, 17th District, Fulton County, Georgia and being more particularly described as follows

To reach the TRUE POINT OF BEGINNING, commence at the intersection of the former southern Right-of-Way of Hammond Drive (variable Right-of-Way, was 47.9 feet from the centerline) extended and the former western Right-of-Way of Peachtree Dunwoody Road (variable Right-of-Way, was 41.7 feet from the centerline) extended; thence along the former southern Right-of-Way of Hammond Drive North 86° 36’ 33” West a distance of 169.01 feet to a point; thence continuing along said former Right-of-Way North 84° 29’ 08” West a distance of 208.47 feet to a point; thence continuing along said former Right-of-Way North 87° 58’ 03” West a distance of 344.41 feet to a point; thence continuing along said former Right-of-Way South 02° 01’ 32” West a distance of 26.81 feet to a point on the existing Right-of-Way of Hammond Drive; thence leaving said existing Right-of-Way South 02° 01’ 32” West a distance of 161.45 feet to a point; thence South 39° 45’ 06” West a distance of 143.00 feet to a point; thence North 50° 05’ 28” West a distance of 78.91 feet to a point; thence North 01° 55’ 53” West a distance of 96.86 feet to a point; thence North 88° 11’ 11” West a distance of 195.22 feet to a point; thence North 02° 13’ 27” East a distance of 225.00 feet to a point, being the TRUE POINT OF BEGINNING; thence North 87° 17’ 49” West a distance of 600.13 feet to a point; thence South 00° 28’ 40” East a distance of 115.99 feet to a point; thence along a curve to the right an arc distance of 162.30 feet (said curve having a radius of 1301.00 feet, a chord distance of 162.20 feet, and a chord bearing of South 03° 05’ 46” West) to a point; thence South 06° 40’ 11” West a distance of 133.86 feet to a point; thence along a curve to the left an arc distance of 156.81 feet (said curve having a radius of 1000.00 feet, a chord distance of 156.65 feet, and a chord bearing of South 02° 10’ 40” West) to a point; thence South 02° 18’ 52” East a distance of 22.60 feet to a point; thence South 87° 41’ 08” West a distance of 109.76 feet to a point on the eastern Right-of-Way of North Fulton Expressway (also known as Georgia Route No. 400 - variable Right-of-Way); thence along said Right-of-Way along a curve to the right an arc distance of 175.78 feet (said curve having a radius of 3701.72 feet, a chord distance of 175.77 feet, and a chord bearing of North 00° 16’ 12” East) to a point; thence continuing along said Right-of-Way North 01° 33’ 39” East a distance of 425.80 feet to a point at the intersection with the existing southern Right-of-Way of said Hammond Drive; thence along the said existing southern

Right-of-Way of Hammond Drive North 89° 30’ 25” East a distance of 51.66 feet to a point; thence continuing along said existing Right-of-Way North 83° 08’ 10” East a distance of 136.85 feet to a point; thence continuing along said existing Right-of-Way North 88° 57’ 54” East a distance of 244.32 feet to a point; thence continuing along said existing Right-of-Way South 87° 56’ 55” East a distance of 295.27 feet to a point; thence leaving said existing Right-of-Way South 02° 13’ 27” West a distance of 45.94 feet to a point being the TRUE POINT OF BEGINNING, said tract containing 2.197 acres.

The legal description as contained herein is based on the property as shown on a survey title “As-Built Survey of Concourse Corporate Center V for Concourse V Associates and Ticor Title Insurance Company of California and Teachers Insurance and Annuity Association of America”, prepared by Benchmark Engineering Corporation, bearing the certification of Dennis Boutwell, Georgia Registered Land Surveyor No. 1873, dated September 20, 1988, last revised July 24, 1989.

EXHIBIT “C”

WORK AGREEMENT FOR
COMPLETION OF THE PREMISES

Landlord and Tenant executed a Lease for Premises on the seventeenth (17th) and eighteenth (18th) floors of the Building and hereby attach this Work Agreement to said Lease as Exhibit “C” thereto. To induce Tenant to enter into the Lease and in consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the meanings described below. Terms not defined herein shall have the meaning given in the Lease:

Additional Allowance shall mean Ten Thousand Dollars ($10,000).

Allowance shall mean Thirty Seven Dollars and Fifty Cents ($37.50) multiplied by the number of rentable square feet in the Premises.

Architect shall mean Veenendaal Cave, Inc.

Base Building Improvements shall mean Building Standard improvements to be constructed or installed in the Building.

Building Plans and Specifications shall mean the final drawings and specifications for Base Building Improvements.

Building Standard Materials shall mean such materials described in Exhibit H attached hereto, or materials of comparable quality substituted therefor by Landlord. Except for Building Standard Hardware and items pre-installed by Landlord, Tenant may, but is not obligated to, purchase Building Standard Materials. Tenant shall be obligated to buy Building Standard Hardware and all items pre-installed by Landlord. Tenant may also be obligated to utilize and pay for certain other Building Standard Materials in accordance with Section 3.01(c) herein.

Contractor shall mean the party selected in accordance with Article 5 herein to do the Tenant Improvements.

Change Order shall mean any alteration, substitution, addition or change to or in the Tenant Space Plans or Tenant Improvement Construction Documents requested by Tenant after the same have been consented to by Landlord.

Completion Date shall mean the date of Substantial Completion of Tenant Improvements under the Tenant Improvement Construction Documents.

Construction Contract shall mean the agreement to be entered between Tenant and Contractor for the construction of the Tenant Improvements.

Design Allowance shall mean Two Dollars Seventy-five Cents ($2.75) multiplied by the number of rentable square feet in the Premises.

Substantial Completion or Substantially Complete shall be as described in Section 3.04 hereof.

Tenant’s Architect shall mean Rule, Joy, Trammell + Rubio, LLC.

Tenant’s Costs shall mean the aggregate of (a) all costs and expenses of constructing the Tenant Improvements that are in excess of the Allowance, and (b) all costs and expenses related to the design (including any revision and redesign costs) of the Tenant Improvements.

Tenant Improvements shall mean all improvements constructed or installed in or on the Premises and common areas of the Building in accordance with the Tenant Improvement Construction Documents, net of a $.15 per square foot test fit allowance to be paid to Rule, Joy, Trammell + Rubio, LLC by Landlord.

Tenant Improvement Costs shall mean the aggregate cost for the Tenant Improvements, approved by Tenant in accordance with Section 3.01 hereof, together with the cost of any Change Orders as provided in Section 3.05 hereof and the costs of all contract administration and construction management performed by Tenant’s Architect.

Tenant Improvement Construction Documents shall mean the working drawings, specifications and finish schedules for the Tenant Improvements prepared by Tenant’s Architect and consented to by Landlord and Tenant in accordance herewith.

Tenant Space Plans shall mean the schematic presentation of the Premises prepared by Tenant’s Architect and consented to by Landlord and Tenant in accordance herewith.

Tenant’s Work shall mean all work in or about the Premises not within the scope of the work necessary to construct the Tenant Improvements, such as (by way of illustration and not limitation) delivering and installing furniture, telephone equipment and wiring and office equipment.

Working Day shall mean the period from 9:00 A.M. until 5:00 P.M. on any Monday through Friday, excluding federal and Georgia state holidays. By way of illustration, any period described in this Work Letter as expiring at the end of the third (3rd) Working Day after receipt of a document, then: (i) if receipt occurs at 9:01 A.M. on Monday, said period shall expire at 5:00 P.M. on the following Thursday; and (ii) if receipt occurs at 4:59 P.M. on Wednesday, the period shall expire at 5:00 P.M. on the following Monday.

ARTICLE 2. TENANT SPACE PLANS AND TENANT
IMPROVEMENT PLANS AND SPECIFICATIONS

Section 2.01 Schedule for Preparation

Tenant shall contract with Tenant’s Architect for the preparation of the Tenant Space Plans and Tenant Improvement Construction Documents; provided, however, that Tenant agrees to contract, at reasonable or market rates, with the Building’s mechanical, electrical and plumbing engineers with respect to the engineering drawings that are included in the Tenant Improvement Construction Documents. Subject to the immediately preceding sentence, Tenant Space Plans and Tenant Improvement Construction Documents for the Tenant Improvements shall be prepared by Tenant’s Architect, reviewed by Architect, and consented to by Tenant and Landlord as provided hereinbelow. Architect, on Landlord’s behalf, shall provide review and monitoring services during both the preparation of the Tenant Space Plans and Tenant Improvement Construction documents and the completion of the work therein for a fee of one percent (1%) of the Tenant Improvement Costs, but not in excess of $15,000. Tenant shall be solely responsible for such Architect’s fee, but Tenant shall be allowed to apply any portion of the Allowance towards such fee.

1.                                       As soon as reasonably possible (but in no event later than ten (10) Working Days after the full execution and delivery of the Lease) Tenant shall provide Tenant’s Architect all specifications, information and documents necessary to enable Tenant’s Architect to prepare the Tenant Space Plans.

2.                                       Within ten (10) Working Days after receipt of all items described in Section 2.01(1) above, Tenant’s Architect shall prepare and deliver to Tenant and Landlord the Tenant Space Plans.

3.                                       By the end of the third (3rd) full Working Day after receipt of the Tenant Space Plans, Tenant and Landlord shall review and resubmit the same to Tenant’s Architect, either with consent or with comments thereto. Landlord’s comments shall include its determination of whether Tenant will be required to remove any Tenant Improvements at the end of the Term pursuant to Section 7(b) and whether Tenant’s electrical design would require Additional Electrical Equipment pursuant to Section 8(b)(iv). Landlord agrees that Tenant will not be obligated to remove any HVAC equipment or other Tenant Improvements that are typical for commercial use.

4.                                       By the end of the third (3rd) full Working Day after receipt of any comments to the Tenant Space Plans, Tenant’s Architect shall resubmit to Tenant and Landlord the Tenant Space Plans with such changes or information as requested.

5.                                       This process described in Section 2.01(2),(3) and (4) shall continue until Tenant and Landlord have satisfied themselves that such proposed Tenant Space Plans are acceptable, but once Tenant Space Plans have been resubmitted, Tenant and Landlord shall confine their comments thereupon only to the changes made by Tenant’s Architect or changes requested to the prior submission of Tenant Space Plans, but not made by Tenant’s Architect. Once each of Tenant and Landlord has satisfied itself that such proposed Tenant Space Plans are acceptable, each shall notify the other, and the Tenant Space Plans as so consented to shall constitute the final Tenant Space Plans. When the parties give such final consent, Tenant shall notify Landlord of the amount of time Tenant estimates, in Tenant’s reasonable judgment, Substantial Completion of Tenant Improvements within the portion of the Premises shown on such Tenant Space Plans will require.

6.                                       After final consent to the Tenant Space Plans, Tenant’s Architect shall prepare and deliver to Tenant and Landlord the prepared Tenant Improvement Construction Documents.

7.                                       By the end of the third (3rd) full Working Day after receipt of the Tenant Improvement Construction Documents, Tenant and Landlord shall review and resubmit the same to Tenant’s Architect, either with Tenant’s consent or comments thereto.

8.                                       By the end of the third (3rd) full Working Day after receipt of any comments to the Tenant Improvement Construction Documents, Tenant’s Architect shall resubmit to Tenant and Landlord the Tenant Improvement Construction Documents with such changes or information as requested.

9.             The process described in Section 2.01(6), (7) and (8) shall continue until each of Landlord and Tenant is satisfied that such proposed Tenant Improvement Construction Documents are acceptable, but once Tenant Improvement Construction Documents have been resubmitted to, Tenant and Landlord shall confine their comments thereupon only to changes made by Tenant’s Architect or the changes requested to the prior submission of Tenant Improvement Construction Documents, but not made by Tenant’s Architect. Once each of Landlord and Tenant is satisfied that such proposed Tenant Improvement Construction Documents are acceptable, each shall notify the other, and the Tenant Improvement Construction Documents consented to by Tenant and Landlord shall constitute the final Tenant Improvement Construction Documents.

10.           Any approval or consent by Landlord of any items submitted by Tenant to and/or reviewed by Landlord pursuant to this Work Letter shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and shall not imply or be deemed to imply any representation or warranty by Landlord that the design is safe or structurally sound or will comply with any legal or governmental requirements. Any deficiency, mistake or error in design (expressly excluding the engineering drawings), although the same has the consent or approval of Landlord, shall be the sole responsibility of Tenant, and Tenant shall be liable for all costs and expenses which may be incurred and all delays suffered in connection with or resulting from any such deficiency, mistake or error in design.

ARTICLE 3. CONSTRUCTION OF TENANT IMPROVEMENTS

Section 3.01 Pricing of Tenant Improvements

(a) Within ten (10) Working Days after final approval of the Tenant Improvement Construction Documents, Tenant shall obtain a price proposal for the Tenant Improvements from Contractor. Such price proposal shall be subject to Landlord’s review and approval, which approval by Landlord shall not be unreasonably withheld or delayed. Should Tenant desire to seek adjustments of such price proposal, Tenant shall work promptly with Tenant’s Architect and Contractor to alter the Tenant Improvement Construction Documents to cause the price quotation to be acceptable to Tenant and to establish the Tenant Improvement Costs. Upon determination of the Tenant Improvement Costs and the written approval of the Tenant Improvement Construction Documents by Landlord and Tenant, Tenant shall have given final approval of the same, and Tenant shall be authorized to proceed with contracting with Contractor for the construction and installation of the Tenant Improvements in accordance with the Tenant Improvement Construction Documents.

(b)                                 Included in the pricing for the Tenant Improvements shall be the cost of those Building Standard Materials which Tenant is obligated to purchase under this Work Letter, which shall be purchased by Tenant in appropriate quantities for the Premises. The cost of such Building Standard Materials shall be charged against the Allowance, to the extent available.

(c)                                  If Tenant has, as a part of any specifications for the Tenant Improvements, designated Building Standard Materials or a standard that allows for equivalent quality items and would permit the use of Building Standard Materials, Landlord shall have the right, at Landlord’s option and in Landlord’s sole discretion, to sell those Building Standard Materials to Tenant at the price given for such item (on a unit cost basis) by the bidder selected to perform that portion of the work which will be using the Building Standard Materials in question; provided, however, Landlord shall not charge for any materials, whether or not Building Standard Materials, which were located in the Premises on January 1, 2006 or remained after the demolition of existing improvements. Any such costs under this Section 3.01(c) shall be charged against the Allowance, to the extent available.

Section 3.02 Construction of Tenant Improvements.

Tenant will enter into a Construction Contract with Contractor to construct the Tenant Improvements, with Landlord named as a third party beneficiary thereunder. Tenant shall cause the Tenant Improvements to be performed in a good and workmanlike manner. If Landlord notifies Tenant of any defect with the Tenant Improvements within ninety (90) days after Tenant takes possession of the Premises then Tenant shall, at Tenant’s cost, remedy such defect.

Section 3.03 Tenant Delay

If there is delay in achieving Substantial Completion of Tenant’s Improvements as a result of or in connection with:

A.                                   Tenant’s failure to furnish any information or documents in accordance with this Work Letter;

B.                                     Tenant’s request for materials, finishes or installations other than Building Standard Materials, finishes or installations;

C.                                     Any Change Order, including any change in the Tenant Improvement Construction Documents made pursuant to Section 3.01 hereof and any failure by Tenant to respond to a “Change Order Effect Notice” within the time period required hereunder;

D.                                    Tenant’s failure to respond within any of the time periods specified herein;

E.                                      If in the performance or prosecution of Tenant’s Work, Tenant’s employees or agents interfere with or in any manner hinder Contractor from prosecuting to the fullest extent possible the Tenant Improvements work; or

F.                                      Tenant’s failure to return properly executed original counterparts of this Lease to Landlord within three (3) Working Days after receipt from Landlord;

then such shall be a “Tenant Delay”.

Section 3.04 Completion of Premises

A.                                   The Premises shall be Substantially Completed, as to any floor, and Substantial Completion shall have occurred, as to any floor, upon the following:

(i)            Tenant Improvements shall have been completed as to the floor in substantial compliance with the Construction Contract and otherwise sufficient so that Architect can execute the most recently published version of AIA form G704, titled “Certificate of Substantial Completion”; and

(ii)           Tenant shall have obtained a certificate of occupancy (or evidence reasonably satisfactory to Tenant and Landlord that upon completion of the Tenant’s Work, a certificate of occupancy will be issued) for the Premises in question, permitting use of the floor of the Premises in question;

provided, to the extent compliance with the conditions set forth above would have occurred earlier but for Tenant Delay, then compliance with such condition shall be deemed to have occurred on the date it would have occurred but for the Tenant Delay.

Section 3.05 Changes in Plans and Specifications

A.                                   If at any time after the Tenant Improvement Costs are determined, Tenant desires to make Change Orders, Tenant shall submit to Tenant’s Architect, with a copy to Architect, for pricing by Contractor working drawings and specifications for any and all such desired Change Orders. Tenant’s Architect shall respond to Tenant, within five (5) Working Days of such request by Tenant, with an estimate of the effect of such desired Change Order on Tenant Improvement Costs and the schedule of anticipated Substantial Completion (the “Change Order Effect Notice”). Tenant shall have three (3) Working Days to respond to such Change Order Effect Notice, with the authorization required hereunder, although Tenant may, within said three (3) Working Day period, request more time to finally respond to the Change Order Effect Notice. A failure by Tenant to respond to any such Change Order Effect Notice shall be denial of consent, and, upon denial, Contractor shall proceed with its work in accordance with the Tenant Improvement Construction Documents. Once the cost and the schedule change, if any, for such Change Order has been approved by Tenant, all references in this Work Agreement to the “Tenant Improvement Construction Documents” shall be to the Tenant Improvement Construction Documents, as changed pursuant to this Section 3.05, and all references to “Tenant Improvement Costs” shall include the net aggregate approved cost for the Change Orders determined in this Section 3.05 (after taking into account any savings affected by such Change Order), except that there may be a fee charged by the Tenant Improvement Contractor for any Change Order which reduces Tenant Improvement Costs.

B.                                     Once the Change Order, the costs therefor and the schedule change associated therewith have been approved and a form evidencing such approval executed by Tenant is delivered to Landlord, Tenant shall have given full authorization to cause Contractor to proceed with the work of constructing the Tenant Improvements in accordance with the Tenant Improvement Construction Documents as so modified; provided that any changes required by Tenant which constitute a material deviation from the previously approved Tenant Improvement Construction Documents shall be effective only after the approval of Landlord, not to be unreasonably withheld or delayed, unless such change would result in a material delay in the completion of the work being done by Contractor.

Section 3.06 General Provisions Applicable to Tenant’s Work

1.                                       Tenant will require a high grade, first-class operation to be conducted in the Premises. Tenant’s Work and the Tenant Improvements shall be performed in a first-class manner, using new and first-class, quality materials. Tenant’s Work and the Tenant Improvements shall be constructed and installed in accordance with all applicable laws, ordinances, codes and rules and regulations of governmental authorities. Tenant shall promptly correct any of Tenant’s Work and the Tenant Improvements which is not in conformance therewith.

2.                                       Tenant’s contract parties and subcontractors shall be subject to administrative supervisions by Landlord and Architect in their use of the Building and their relationship with Contractor, or contractors of other tenants in the Building. The entry by Tenant and/or its contract parties into the Premises for the performance of Tenant’s Work shall be subject to the Lease, except the payment of Rent. If Landlord allows Tenant and/or its contract parties to enter the Premises and commence the performance of Tenant’s Work prior to the Completion Date, such entry by Tenant shall be at Tenant’s sole risk.

3.                                       Tenant’s Work shall be coordinated and conducted to maintain harmonious labor relations and not (a) to interfere unreasonably with or to delay the completion of any work being performed by Contractor or by any other tenant in the Building; or (b) to interfere with or disrupt the use and peaceful enjoyment of other tenants in the Building. Contractor shall have priority over Tenant’s Work.

4.                                       Tenant and Tenant’s contract parties shall perform their work, including any storage for construction purposes, within the Premises only. Tenant shall be responsible for removal, as needed, from the Premises and the Building of all trash, rubbish, and surplus materials resulting from any work being performed in the Premises. Tenant shall exercise extreme care and diligence in removing such trash, rubbish, or surplus materials from the Premises to avoid littering, marring, or damaging any portion of the Building. If any such trash, rubbish, or surplus materials are not promptly removed from the Building in accordance with the provisions hereof or if any portion of the Building is littered, marred, or damaged, Landlord may cause same to be removed or repaired, as the case may be, at Tenant’s cost and expense. Tenant shall pay Landlord the amount of any such cost and expenses promptly upon demand therefor.

ARTICLE 4. PAYMENT OF COSTS

Section 4.01 Allowance for Tenant Improvement Costs

Landlord shall pay the Tenant Improvement Costs, up to, but not in excess of, the Allowance, Additional Allowance and Design Allowance and Tenant will pay any excess. The Allowance is applicable to Tenant Improvements (including the costs of cabling and other soft costs in an amount up to Five Dollars ($5.00) per rentable square foot in the Premises and moving expenses in an amount up to Five Dollars ($5.00) per rentable square foot in the Premises). If the Tenant Improvement Costs are less than the Allowance then up to Five Dollars of any portion of the Allowance remaining may be credited towards the first months Rent. The Additional Allowance is applicable only to improvements to the common areas of the Building performed in accordance with plans and specifications mutually approved by Landlord and Tenant as provided herein. The Design Allowance is applicable only to the fees of Tenant’s Architect. Notwithstanding the foregoing, the costs of furnishing new ceiling tile and standard building lighting throughout the Premises shall be provided by Landlord at its sole cost and expense and shall not be applied to the Allowance. In addition, Landlord shall, at its sole cost and expense, perform the general specifications described on Exhibit “C-l” attached hereto. The cost of demolishing the space below ceilings in accordance with Tenant’s demolition plan shall be provided as follows. Landlord shall, at its sole cost and expense, pay the amount of the lowest bid received for the demolition work and the difference, if any, between the lowest bid received for the demolition work and the actual cost of the demolition work done by Contractor shall be included in the Tenant Improvement Costs. Landlord shall disburse the Allowance, Additional Allowance, and Design Allowance in accordance with applications for payment and supporting material submitted to Landlord by Tenant’s Architect. Such applications and supporting materials shall be submitted on a monthly basis, by Tenant’s Architect and Landlord shall make such disbursements within thirty (30) days of the receipt thereof. Except as specifically set forth elsewhere in this Lease, Landlord will not charge any fees to Tenant for supervision, coordination or similar services, unless such services are specifically requested by Tenant.

Section 4.02 Payment of Tenant’s Costs

Tenant shall pay Tenant’s Costs to Landlord prior to commencement of construction of the Tenant Improvements upon Tenant’s receipt from Tenant’s Architect of an invoice for such costs. Failure by Tenant to pay Tenant’s Costs in accordance with this Article 4 will constitute a failure by Tenant to pay Rent when due under the Lease.

ARTICLE 5. CONTRACTOR REQUIREMENTS

A.                                   The prospective bidders for the engagement as “Contractor” shall be four (4), including:

(i)                                     Raven

(ii)                                  Leapley

(iii)                               Cork & Howard

(iv)                              DPR Construction

B.                                     Tenant shall be responsible for preparing bid instructions to prospective contractors. Such bid instructions shall seek a separate bid for the cost of demolishing the space below ceilings. Tenant shall receive, qualify and determine the responsiveness of all bids. However, Landlord may elect to review such work and services.

C.                                     All bids from such potential contractors shall be required to be submitted on or before ten (10) business days after such potential contractors’ receipt from Tenant of Tenant Space Plans or Building Plans and Specifications sufficient to generate a bid with a maximum price quoted. From such bids, Tenant shall select Contractor.

ARTICLE 6. DESIGNATION OF REPRESENTATIVES

Section 6.01 Landlord’s Agent

Landlord hereby designates Jennifer Zeigler to act as its authorized representative on this Work Agreement. Any response from such person under this Work Agreement shall be the response of Landlord.

Section 6.02 Tenant’s Agent

Tenant hereby designates Ann Rubio to act as its authorized representative on this Work Agreement. Any response from such person under this Work Agreement shall be the response of Tenant.

Section 6.03 Mutual Cooperation

Landlord’s Agent and Tenant’s Agent shall cooperate with one another in coordinating Substantial Completion of Tenant’s Work and the Tenant Improvements, and in controlling and minimizing the time and costs of the Tenant Improvements and Tenant Work.

ARTICLE 7. ADA COMPLIANCE

Section 7.01 Building

Tenant shall not be obligated to pay for Building compliance with the Americans with Disabilities Act (“ADA”), unless such compliance arises out of Tenant’s specific use of the Premises and Building.

Section 7.02 Tenant’s Improvements

Tenant Improvements shall be and Tenant shall cause the Tenant Space Plan to be in compliance with the ADA, to the extent the ADA requirements are applicable and mandatory and are not voluntary (but not mandatory) for such Tenant Improvements.

EXHIBIT “C-l”

GENERAL BUILDING SPECIFICATIONS TO BE PERFORMED BY LANDLORD

The general building specifications outlined below, will be performed by the Landlord at its sole expense, and shall be performed in a good and workmanlike manner and shall conform to National Building Code and applicable municipal by-laws. In any new construction or whereever possible, Tenant will require the Landlord to install the HVAC distribution, lighting and sprinklers pursuant to the Tenant’s plans and specifications in quantities as outlined below:

A.                                   General Requirement: Ensure that all plans and specifications for the proposed office project can accommodate a workstation densification ratio of 220 rentable square feet per person. This includes but is not limited to HVAC, electrical, lighting, floor loading, elevators, washrooms and stairwells.

B.                                     Common Areas: Tenant requires the base building work to include the main lobby, and washrooms (pursuant to OBC requirements) to be constructed and finished to a suburban Class “A” standard by the Landlord.

C.                                     Electrical: Tenant requires a minimum of 6 watts per square foot of power for lighting and tenant requirements. Outline any potential for additional power or back-up systems that the Landlord would make available to Tenant as part of base building. All power shall be distributed from the main disconnect to a panel on each floor.

D.                                    HVAC: HVAC to meet requirements of current ASHRAE standards (15 CFM per person of outdoor air) and distributed in an open area concept. Identify the Building’s current HVAC system and distribution method and hours of operation.

E.                                      Lighting:  Tenant requires base building lighting to provide 40 foot candles at desk top level, distributed in an open area concept.

F.                                      Ceiling System: Tenant requires the Building’s ceiling finish height to be a minimum of nine (9) feet, and the Landlord to install a drop, T-bar ceiling system, with new ceiling tile (Armstrong Cirrus or equivalent) stockpiled in the floor for installation by Tenant.

G.                                     Exterior Walls: All exterior and core walls to be dry-walled, taped and sanded, with one coat of primer.

H.            Floor Covering: Tenant requires the floors to be smooth, level concrete ready to receive Tenant’s floor covering.

I.                                         Life Safety: Tenant requires Landlord to install a base-building fire suppression system, including installation of a primary loop and branch distribution system, distribution of sprinkler system, fire hose and extinguisher cabinets finished and installed at each stairwell, exit signs, smoke detectors and any additional signal devices or systems, all as required in accordance with municipal and provincial codes.

C-1-1

EXHIBIT “D”

MEMORANDUM CONFIRMING TERM

THIS MEMORANDUM (“Memorandum”) is made as of                        , 20     between                                        (“Landlord”) and                                             , a                                   (“Tenant”), pursuant to that certain Lease Agreement between Landlord and Tenant dated as of                        , 20      (the “Lease”) for the premises located at                                                                                    ,                                          (the “Premises”) and more particularly described in the Lease. All initial-capitalized terms used in this Memorandum have the meanings ascribed to them in the Lease.

1.                                       Landlord and Tenant hereby confirm that:

(a)                                  The Commencement Date of the Term is                        , 20    ;

(b)                                 The Expiration Date of the Term is                        , 20    ; and

(c)                                  The date rental commences under the Lease is                        , 20    .

2.                                       Tenant hereby confirms that all commitments, arrangements or understandings made to induce Tenant to enter into the Lease have been satisfied.

3.                                       This Memorandum shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first set forth above.

LANDLORD:	TENANT:

By:	By:
Authorized Representative	Its:

D-1

EXHIBIT “E”

RULES AND REGULATIONS

The rules and regulations set forth in this Exhibit shall be and hereby are made a part of the Lease to which they are attached. Whenever the term “Tenant” is used in these rules and regulations, it shall be deemed to include Tenant, its employees or agents and any other persons permitted by Tenant to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in Paragraph 29 of the Lease.

1.                                       Obstruction. The sidewalks, entries, passages, corridors, halls, lobbies, stairways, elevators and other common facilities of the Building shall be controlled by Landlord and shall not be obstructed by Tenant or used for any purposes other than ingress or egress to and from the Premises. Tenant shall not place any item in any of such locations, whether or not any such item constitutes an obstruction, without the prior written consent of Landlord. Landlord shall have the right to remove any obstruction or any such item without notice to Tenant and at the expense of Tenant. The floors, skylights and windows that reflect or admit light into any place in said Building shall not be covered or obstructed by Tenant.

2.                                       Ordinary Business Hours. Whenever used in the Lease or in these rules and regulations, the ordinary business hours of the Building shall be from 8:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M. Saturday of each week, excluding the legal holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other holidays observed by owners of comparable buildings.

3.                                       Deliveries. Tenant shall insure that all deliveries of supplies to the Premises shall be made only upon the elevator designated by Landlord for deliveries and only during the ordinary business hours of the Building. If any person delivering supplies to Tenant damages the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage.

4.                                       Moving. Furniture and equipment shall be moved in or out of the Building only upon the elevator designated by Landlord for deliveries and then only during such reasonable hours and in such manner as may be prescribed by Landlord. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant and Tenant shall cause such movers to use only the loading facilities and elevator designated by Landlord. If Tenant’s movers damage the elevator or any other part of the Building, Tenant shall pay to Landlord upon demand the amount required to repair such damage.

5.                                       Heavy Articles. No safe or article the weight of which may, in the reasonable opinion of Landlord, constitute a hazard or damage to the Building or its equipment, shall be moved into the Premises. Landlord shall have the right to designate the location of such articles in the Premises. Safes and other heavy equipment, the weight of which will not constitute a hazard or damage the Building or its equipment shall be moved into, from or about the Building only during such hours and in such manner as shall be reasonably prescribed by Landlord.

6.                                       Nuisance. Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which would in any way constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants of the Building, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof, or conflict with any of the rules or ordinances of any governmental authority having jurisdiction over the Building.

7.                                       Building Security. Landlord may restrict access to and from the Premises and the Building outside of the ordinary business hours of the Building. Landlord may require identification of persons entering and leaving the Building during this period and, for this purpose, may issue Building passes to tenants of the Building.

8.                                       Pass Key. The janitor of the Building may at all times keep a pass key to the Premises, and he and other agents of Landlord shall at all reasonable times be allowed admittance to the Premises, but access within the Premises shall be limited by governmental regulations applicable to pharmaceutical companies.

9.                                       Locks and Keys for Premises. No additional lock or locks shall be placed by Tenant on any door in the Building and no existing lock shall be changed unless the written consent of Landlord shall first have been obtained. A reasonable number of keys to the Premises and to the toilet rooms, if locked by Landlord, will be furnished by Landlord, and Tenant shall not have any duplicate key made. At the termination of this tenancy Tenant shall promptly return to Landlord all keys to the Building, Premises and toilet rooms.

10.                                 Signs. Signs on Tenant’s entrance doors will be provided for Tenant by Landlord, the cost of the signs to be charged to and paid for by Tenant. No advertisement, sign or other notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, except upon the interior doors as permitted by Landlord, which advertisement, signs, or other notices shall be of Building standard order, size and style, and at such places as shall be designated by Landlord.

11.                                 Use of Water Fixtures. Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended, and any damage resulting to the same from misuse on the part of Tenant shall be paid for by Tenant. No person shall waste water by tying back or wedging the faucets or in any other manner.

12.                                 No Animals, Excessive Noise. No animals shall be allowed in the offices, halls, corridors and elevators in the Building. No person shall disturb the tenants of this or adjoining buildings or space by the use of any radio or musical instrument or by the making of loud or improper noises.

13.                                 Bicycles. Bicycles or other vehicles shall not be permitted anywhere inside or on the sidewalks outside of the Building, except in those areas designated by Landlord for bicycle parking.

14.                                 Trash. Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building.

15.                                 Windows and Entrance Doors. Window shades, blinds or curtains of a uniform Building standard, color and pattern only shall be used throughout the Building to give uniform color exposure through exterior windows. Exterior blinds shall remain in the lowered position at all times to provide uniform exposure from the outside. Tenant entrance doors should be kept closed at all times in accordance with the fire code.

16.                                 Hazardous Operations and Items. Tenant shall not install or operate any steam or gas engine or boiler, or carry on any hazardous business in the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s absolute discretion. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. Landlord acknowledges that Tenant may have controlled substances within the Premises for use in connection with Tenant’s business and in compliance with applicable laws.

17.                                 Hours for Repairs, Maintenance and Alterations. Any repairs, maintenance and alterations required or permitted to be done by Tenant under the Lease shall be done only during the ordinary business hours of the Building unless Landlord shall have first consented in writing to such work being done outside of such times. If Tenant desires to have such work done by Landlord’s employees on Saturdays, Sundays, holidays or weekdays outside of ordinary business hours, Tenant shall pay the extra cost of such labor.

18.                                 No Defacing of Premises. Except as permitted by Landlord, Tenant shall not mark upon, cut, drill into, drive nails or screws into, or in any way deface the doors, walls, ceilings, or floors of the Premises or of the Building, nor shall any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord or its agents. Any defacement, damage or injury to the Premises or Building caused by Tenant shall be paid for by Tenant. Nothing contained in this Paragraph shall prohibit Tenant from decorating the walls of the Premises with such items as are normally found in first-class, commercial office buildings, so long as such items are no heavier than twenty (20) pounds.

19.                                 Limit on Equipment. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, install or operate any equipment which will consume in conjunction with Tenant’s other equipment throughout the Premises, an amount of electricity which exceeds that provided for under the Lease. If Tenant requires any interior wiring such as for a business machine, intercom, printing equipment or copying equipment, such wiring shall be done by the electrician of the Building only at Tenant’s expense, and no outside wiring persons shall be allowed to do work of this kind unless by the written consent of Landlord or its representatives. If telegraphic or telephonic service is desired, the wiring for same shall be done as directed by the electrician of the Building or by some other employee of Landlord who may be instructed by the superintendent of the Building to supervise same, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated.

20.                                 Solicitation. Landlord reserves the right to restrict, control or prohibit canvassing, soliciting and peddling within the Building. Tenant shall not grant any concessions, licenses or permission for the sale or taking of orders for food or services or merchandise in the Premises, nor install or permit the installation or use of any machine or equipment for dispensing goods or foods or beverages in the Building, nor permit the preparation, serving, distribution or delivery of food or beverages in the Premises without the approval of Landlord and in compliance with arrangements prescribed by Landlord. Only persons approved in writing by Landlord shall be permitted to serve, distribute, or deliver food and beverages within the Building, or to use the elevators or public areas of the Building for that purpose.

21.                                 Doors. Doors for entrance to and exit from the Premises shall be kept closed at all times, except when in use for entering or exiting the Premises.

22.                                 Captions. The caption for each of these rules and regulations is added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of these rules and regulations.

23.                                 No Smoking. Landlord shall prohibit smoking in any area other than certain designated smoking areas in the Building. Landlord shall notify Tenant of such designated areas from time to time.

24.                                 No Use of Balconies. Tenant shall not have the right to use or have access to the balconies of the Building.

EXHIBIT “F”

SPECIAL STIPULATIONS

Special Stipulations to Office Lease Agreement, dated February 7, 2006, by and between 485 PROPERTIES, LLC, a Delaware limited liability company, as “Landlord,” and FIRST HORIZON PHARMACEUTICAL CORPORATION, a Delaware, corporation as “Tenant.” In the event of any conflict between the terms and conditions of any of the following Special Stipulations and the terms and conditions of the main text of this Lease or of any of the other Exhibits to this Lease, the terms and conditions of these Special Stipulations shall control. In addition to any other terms whose definitions are fixed and defined by these Special Stipulations, the terms used herein with the initial letter capitalized shall have the same meaning ascribed to them as set forth in the main text of this Lease or any of the other Exhibits. No inference or implication shall result from or interpretation be based upon the deletion or omission of words or material from the form on which this Lease appears or from a draft of this Lease, the words or material having been deleted or omitted being as though they were never in such form or draft.

1.                                      Renewal Option. Tenant shall have the right to renew the Term for two (2) additional periods of five (5) years each (the “Renewal Term”), by giving Landlord prior written notice no more than twelve (12) months and no less than nine (9) months prior to the otherwise effective Expiration Date, that Tenant intends to exercise either of such renewal rights, subject to the following conditions:

(a)                                  Tenant shall be in possession of the Premises and there shall not be an Event of Default by Tenant under any of the terms or provisions of this Lease at the time such notice is given or at the time of the commencement of the Renewal Term.

(b)                                 Tenant shall occupy the Premises during the Renewal Term under the same terms and conditions as specified in this Lease, except, for the first Renewal Term (x) Tenant shall be entitled to receive an Allowance of Five Dollars ($5.00) per rentable square feet in the Premises and (y) the Monthly Rental shall be Twenty Seven Dollars and Fifty Cents ($27.50) with 2.5% escalations every twelve (12) months and for the second Renewal Term (i) Tenant shall be entitled to receive an Allowance and other market concessions then offered by Landlord to similarly situated tenants, (ii) the Monthly Rental for any Renewal Term shall be the then Market Rate, but not less than the Monthly Rental for the Premises in effect immediately prior to the commencement of such Renewal Term. In no event shall Tenant be entitled to enter into more than two (2) Renewal Terms.

(c)                                  As used herein, the term “Market Rate” shall be determined as described in subparagraph (d) below as the amount of base annual rent per square foot then being charged in comparable first-class office buildings located in the Central Perimeter area of Atlanta, Georgia for space comparable to the Premises and taking into consideration all other relevant factors establishing similarity or dissimilarity between the comparable lease and the leasing of the Premises to Tenant for the Renewal Term, including without limitation, escalations (including type, base year and stop), concessions, length of term, size and location of the Premises, building standard work letter and/or tenant improvement allowances, amenities offered, location of building, the cost and provision of parking spaces, and other generally applicable concessions, allowances, terms and conditions of tenancy. In determining the Market Rate, the greatest weight shall be accorded to leases in the Building for comparable space entered into in the twelve (12) months preceding the date on which the Market Rate is determined.

(d)                                 Within thirty (30) days after Landlord receives the notice of Tenant’s exercise of the renewal option with respect to any applicable Renewal Term, Landlord shall notify Tenant of the proposed Market Rate. If Tenant rejects in writing the Market Rate proposed by Landlord (and Tenant shall be deemed to have accepted the same if Tenant does not object thereto in a written notice to Landlord given within five (5) business days following Tenant’s receipt of Landlord’s proposed Market Rate), Landlord and Tenant shall negotiate in good faith for a period of fifteen (15) days to reach a mutual agreement on the Market Rate. If the parties are unable to come to an agreement within such period, Tenant shall have the option, exercisable by written notice delivered to Landlord within five (5) days after the expiration of such fifteen (15) day period, to elect to arbitrate such rate. Tenant shall have the option to specify in such notice its selection of a real estate appraiser, who shall act on Tenant’s behalf in determining the Market Rate or elect to allow the then-current Term of this Lease to expire on this Lease expiration date. Within ten (10) days after Landlord’s receipt of Tenant’s selection of a real estate appraiser, Landlord, by written notice to Tenant shall designate a real estate appraiser, who shall act on Landlord’s behalf in the determination of the Market Rate. Within fifteen (15) days of the selection of Landlord’s appraiser, the two appraisers shall render a joint written determination of the Market Rate. If the two appraisers are unable to agree upon a joint written determination within said fifteen (15) day period, the two appraisers shall select a third appraiser meeting the qualifications stated below. Each of the parties shall bear one-half (1/2) of the cost of the appointment of the third appraiser and of the third appraiser’s fee. If the three (3) appraisers are unable to agree upon the Market Rate within fifteen (15) days following the appointment of the third appraiser, then each appraiser shall separately determine the Market Rate, they shall average the two (2) closest figures, and within three (3) days after the expiration of such fifteen (15) day period, the appointed third appraiser shall notify Landlord and Tenant of such averaged determination of the Market Rate, which averaged determination shall be binding upon both Landlord and Tenant. In the event that one of the three appraised Market Rates is equidistant between the highest and the lowest, then notwithstanding the foregoing sentence, there shall be no averaging, and the equidistant Market Rate shall be the final arbitrated rate. In the event that the appraisal process has not been completed prior to the commencement of the Renewal Term, then upon commencement of the Renewal Term, and until the appraisal process is completed (the “Interim Period”), Tenant shall pay Landlord monthly Rent equal to the Rent for the immediately preceding Lease year, until the increase in the Rent is determined by such process as provided herein; provided, however, that such payments made during the Interim Period shall be subject to adjustment based upon the results of such process. If, as a result of such appraisal process, it is determined that Tenant has underpaid Rent during the Interim Period, then such underpaid Rent shall be due from Tenant to Landlord within fifteen (15) days after expiration of the Interim Period. If, as a result of such appraisal process, it is determined that Tenant has overpaid Rent during the Interim Period, then such overpaid Rent shall be credited to Tenant’s next payment(s) of Rent falling due under this Lease. All appraisers selected in accordance with this subparagraph shall have at least ten (10) years prior experience in the Central Perimeter area of metropolitan Atlanta, Georgia commercial leasing market and shall be members of the American Institute of Real Estate Appraisers or similar professional organization. If either Landlord or Tenant fails or refuses to select an appraiser, the other appraiser shall alone determine the Market Rate. Landlord and Tenant agree that they shall be bound by the determination of Market Rate pursuant to this subparagraph for the Renewal Term. Landlord shall bear the fee and expenses of its appraiser and Tenant shall bear the fee and expenses of its appraiser.

(e)                                  In the event Tenant fails timely to notify Landlord in the manner herein specified, Tenant shall be conclusively deemed to have waived its right to enter into any Renewal Term.

(f)                                    This renewal right shall be subject to review and approval by Landlord, in its reasonable discretion, of Tenant’s credit and financial condition at the time of such renewal.

2.                                      Right of First Offer. Subject to the rights of existing tenants which occupied space on the 16th floor as of January 1, 2006, Landlord hereby grants to Tenant a continuous right of first offer to lease available space on the sixteenth (16th) floor of the Building (the “ROFO Space”), which right shall be exercised by Tenant or its parent, subsidiary, or affiliate, at either (i) by written notice given to Landlord upon Tenant’s decision to lease such ROFO Space or (ii) by written notice given to Landlord within ten (10) business days after Landlord provides written notice to Tenant that Landlord is negotiating to lease the ROFO Space to another occupant (Tenant’s failure to provide such notice by the expiration of such ten (10) business day period being deemed Tenant’s waiver of any right to lease the ROFO Space), subject to the following conditions:

(a)                                  Tenant, or its parent, subsidiary, or affiliate, shall be in possession of the Premises and there shall not be an Event of Default by Tenant under any of the terms or provisions of this Lease at the time Landlord provides such notice to Tenant.

(b)                                 Tenant, or its parent, subsidiary, or affiliate, shall occupy the Premises (including but not limited to the ROFO Space) under the same terms and conditions as specified in this Lease, including the Allowance and Design Allowance, except that if Tenant exercises the right of first offer after the eighteenth (18th) month of the Term, then the rental rate, allowance and concessions for the ROFO Space will be the Market Rate, which shall be determined as described in Sections l(c) and l(d) of Exhibit F of this Lease.

(c)                                  The term of this Lease for ROFO Space shall be conterminous with the Term for the remainder of the Premises, provided however, that if less than thirty-six (36) months are remaining in the Term for the remainder of the Premises, then the Term with respect to the entire Premises (including the ROFO space) shall be extended to no less than thirty-six (36) months from the date Tenant occupies the ROFO Space.

3.                                      Expansion Option. In addition to Tenant’s rights under Paragraph 2 above, Landlord hereby grants to Tenant an exclusive right to lease up to approximately 25,000 square feet of space on the Sixteenth (16th) floor of the Building, as shown on Exhibit “A-l” (the “Expansion Space”), subject to the following conditions:

(a)                                  Such expansion option will exist only for the first eighteen (18) months of the initial Term of this Lease.

(b)                                 Tenant, or its parent, subsidiary, or affiliate, shall be in possession of the Premises and there shall not be an Event of Default by Tenant under any of the terms or provisions of this Lease at the time Tenant provides such notice to Landlord.

(c)                                  Tenant, or its parent, subsidiary, or affiliate, shall occupy the Expansion Space under the same terms and provisions of this Lease, except that Tenant’s obligation to pay Rent with respect to the Expansion Space shall commence on the earliest to occur of (i) five (5) months after the date the Expansion Space is Substantially Complete or the date the Expansion Space would have been Substantially Complete in the absence of Tenant Delay, (ii) four (4) months after the date Tenant occupies the Expansion Space or any portion thereof for the purpose of conducting business therefrom; or (iii) the twenty second (22nd) month following the Commencement Date.

4.                                      Termination Option. Tenant, or its parent, subsidiary, or affiliate, shall have the right to terminate this Lease effective as of any date on or after the fifth (5th) anniversary of the Commencement Date, subject to the following terms and conditions:

(a)                                  In order for Tenant to exercise such termination right there shall not be an Event of Default by Tenant under any of the terms or provisions of this Lease at the time such notice is given or upon the effective date of termination.

(b)                                 In order for Tenant to exercise such termination right, Tenant must provide written notice of such exercise to Landlord no later than nine (9) months prior to the effective date of termination.

(c)                                  One (1) month prior to the effective date of termination of this Lease pursuant to this Special Stipulation Paragraph 4, Tenant shall pay to Landlord an amount equal to the sum of the unamortized portion of the Allowance, all other concessions, fees and allowances (including, without limitation, the Additional Allowance and the Design Allowance) and any leasing commissions paid by Landlord with respect to this Lease, calculated using an eight (8) year amortization schedule.

(d)                                 Tenant acknowledges that Landlord would not agree to grant Tenant this termination right unless Tenant agrees to pay Landlord the applicable amount set forth in paragraph (c) above and that such amount represents freely bargained for consideration for such termination. Landlord and Tenant acknowledge and agree that the payment of such applicable amount is intended to compensate Landlord for lost rentals, the unamortized balance of free rent, tenant improvements, leasing commissions, any other concessions granted to Tenant and other losses incurred by Landlord on account of any such termination. In no event, however, shall Landlord be obligated to prove the actual amount of such lost rentals, unamortized balance or other losses.

(e)                                  On or prior to the effective date of termination, Tenant shall surrender possession of the Premises to Landlord in accordance with the provisions of this Lease. Upon termination, Landlord and Tenant will be relieved of their obligations under this Lease, except for those accruing prior to the effective date of such termination.

5.                                      Concourse Athletic Club. Upon the Commencement Date, Landlord shall provide Tenant with an allowance of Twenty-five Thousand Dollars ($25,000) to be applied towards initiation fees and membership dues at the Concourse Athletic Club.

6.                                      Signage. Tenant, at Tenant’s sole cost and expense, shall have the nonexclusive right to have Landlord install and maintain Tenant’s tradename (“Tradename”) on the existing “monument” sign for the Building as it exists on the date of this Lease (the “Monument Sign”), subject to the following terms and conditions:

a.                                       The Monument Sign may, at Landlord’s option, include the names or logos, or both, of other tenants in the Building from time to time.

b.                                      Landlord reserves the right to review and approve the location, color, size (which will be consistent with other two-floor tenants), configuration, materials, workmanship and design of Tenant’s Tradename.

c.                                       No assignee or subtenant of Tenant shall succeed to Tenant’s right to maintain its Tradename on the Monument Sign.

d.                                      If Tenant ever occupies less than 15,000 rentable square feet in the Building, then Landlord shall have the option, at Tenant’s expense, to remove Tenant’s Tradename from the Monument Sign. In any event, Tenant’s rights under this Special Stipulation shall cease and terminate immediately upon the expiration or any earlier termination of this Lease.

e.                                       All costs, if any, for which Tenant is responsible under this Special Stipulation shall be paid by Tenant to Landlord, in full, within thirty (30) days after Tenant’s receipt of an invoice from Landlord.

Tenant shall also be entitled, at no cost, to have the name of Tenant’s business, related entities, assignees, sublesses, senior managers and employees listed in the building directory located in the lobby of the Building.

7.                                      Satellite Dish. Landlord hereby grants to Tenant the right to install, maintain and operate a satellite dish and related equipment (the “Equipment”) at its sole cost and expense on the roof of the Building subject to the following terms and conditions:

(a)                                  The location of the Equipment shall be approved by Landlord prior to Tenant’s installation of the Equipment. Tenant shall deliver to Landlord Tenant’s plans and specifications for the installation of the Equipment and the surrounding screening for review and approval by Landlord’s engineer not less than thirty (30) days prior to commencing installation of the Equipment. Tenant shall reimburse Landlord for all costs and expenses incurred by

Landlord in connection with Landlord or its designated agent’s review and approval of such plans and specifications as well as ensuring Tenant’s compliance with this provision.

(b)                                 Tenant shall have the right to access and use a portion of the Building’s roof for the installation of the Equipment at no additional charge to Tenant. Tenant shall install the Equipment in an aesthetically pleasing manner and exercise all reasonable steps to shield or screen the Equipment from public view. Tenant shall fence or screen the Equipment so as to minimize any risks to ensure that the Equipment does not create a nuisance. Tenant shall at its cost, be entitled to run riser cable to the roof of the Building and Landlord will provide adequate vertical space therefor at no charge. Tenant shall be responsible for any required roof reinforcement and for ensuring the integrity of the Building’s roof and warranty thereon. Tenant shall have 24 hour access to the roof and all associated areas where Tenant’s cabling accesses between the Premises and the roof, subject to Landlord’s reasonable rules and regulations.

(c)                                  Tenant shall maintain and operate the Equipment in compliance with all applicable laws, rules, regulations and ordinances at its sole cost and expense.

(d)                                 At Landlord’s option, Landlord shall perform all roof penetrations and modifications necessary for the installation, maintenance or removal of Tenant’s Equipment. Tenant will reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with such roof penetrations and modifications.

(e)                                  Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the Building, the roof or Landlord’s property), causes of action and liability which may arise by reason of any occurrence attributable to or arising out of Tenant’s installation, maintenance, repair, operation or removal of any of the Equipment, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom and Tenant agrees to defend any claim or demand against Landlord, its agents or employees arising out of any such occurrence. Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord as a result of Tenant’s operation of the Equipment, including damages to the Building and the furnishing of electric power for the operation of the Equipment.

(f)                                    Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, promptly remove the Equipment and repair all damage to the Building caused thereby.

(g)                                 Tenant’s Equipment shall not hinder or unreasonably interfere with any other tenants’ or licensees’ installation, operation and maintenance or repair of antennae or satellite equipment.

(h)                                 Landlord reserves the right to enter into a contract with a third-party manager for the leasing and management of the roof of the Building. Tenant shall be responsible for complying with all reasonable rules and regulations established by such manager, provided however, that Tenant shall in no event be subject to any additional costs or limitation of rights as a result thereof.

8.                                      Auxiliary Air. Landlord hereby grants to Tenant the right to install, maintain and operate package air conditioning units and related equipment (the “Auxiliary AC”) at its sole cost and expense in the Premises subject to the following terms and conditions:

(a)                                  The location of the Auxiliary AC shall be approved by Landlord prior to Tenant’s installation of the Auxiliary AC. Tenant shall deliver to Landlord Tenant’s plans and specifications for the installation of the Auxiliary AC and related equipment for review and approval by Landlord’s engineer not less than thirty (30) days prior to commencing installation of the Auxiliary AC. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with Landlord or its designated agent’s review and approval of such plans and specifications as well as ensuring Tenant’s compliance with this provision.

(b)                                 Tenant shall maintain and operate the Auxiliary AC in compliance with all applicable laws, rules, regulations and ordinances at its sole cost and expense.

(c)                                  Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the Building, the Premises or Landlord’s property), causes of action and liability which may arise by reason of any occurrence attributable to or arising out of Tenant’s installation, maintenance, repair, operation or removal of any of the Auxiliary AC, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom and Tenant agrees to defend any claim or demand against Landlord, its agents or employees arising out of any such occurrence. Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord as a result of Tenant’s operation of the Auxiliary AC, including damages to the Building and the furnishing of electric power for the operation of the Auxiliary AC.

(f)                                    Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, promptly remove the Auxiliary AC and repair all damage to the Building and Premises caused thereby.

(g)                                 Tenant’s Auxiliary AC shall not hinder or unreasonably interfere with any other tenants’ or licensees’ enjoyment of the Building.

9.                                      Landlord’s Representations and Warranties. Landlord hereby represents and warrant to Tenant as follows:

(a)                                  Due Authorization and Execution. This Lease is duly authorized and shall be binding upon Landlord.

(b)                                 Due Organization. Landlord is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of Landlord under this Lease within the State in which the Property is located.

(c)                                  No Breach of Other Agreements. This Lease does not violate the terms of any other agreement to which Landlord is a party.

(d)                                 Title. Landlord owns fee simple title to the Property.

10.                                 Tenant’s Representations and Warranties. Tenant hereby represents and warrant to Landlord as follows:

(a)                                  Due Authorization and Execution. This Lease is duly authorized and shall be binding upon Tenant.

(b)                                 Due Organization. Tenant is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of Tenant under this Lease within the State in which the Property is located.

(c)                                  No Breach of Other Agreements. This Lease does not violate the terms of any other agreement to which Tenant is a party.

11.                                 Storage. To the extent available, Tenant shall be entitled to rent storage space in the basement of the building currently known as Corporate Center Four at an annual rate of $12.00 per square foot of useable area.

EXHIBIT “G”

CLEANING SPECIFICATIONS

Lobby and Corridors - Daily Service

1.               Sweep and mop lobby entrance vestibule floors nightly and machine scrub floors as necessary.

2.               Clean and sweep public elevator lobby corridor flooring nightly. (Machine scrub floors as necessary.) Carpeting shall be vacuumed and spots removed nightly and shampooed as necessary.

3.               Wipe down, with a soft cloth, all metal surfaces in the lobby and building as required.

4.               Dust all lobby and public corridor walls nightly and wash as required.

5.               Clean entrances and lobby doors at least once per day. Clean all elevator, stairway, utility and office doors as necessary to remove dirt and finger marks.

6.               Clean and sanitize all public telephone areas. (Neatly arrange and replace, as needed all phone books.)

7.               Screen all exterior sand urns of cigarette butts and debris in the canopy area. Clean container and add sand as needed. (CONTRACTOR supplies sand.)

8.               Empty all trash receptacles, clean container with clean, damp cloth, and replace plastic liner. (MANAGER may supply liners.)

9.               Remove all debris from landscaped pots and planters. (Report any thefts, broken pots or missing plants.)

10.         Dust and clean all horizontal surfaces less than seven feet.

11.         Clean and remove smudges and marks on walls and wall coverings.

12.         Clean, polish and straighten all furniture as needed.

13.         Wipe clean all directory boards with clean, soft cloth.

14.         Wipe clean all fire extinguisher cabinets and glass. (Report broken glass or missing extinguishers).

15.         Wipe clean all elevator doors, jambs, call plates, and hall lanterns.

16.         Dust all lobby and corridor signage.

17.         Report any maintenance issues. For example:  lights burned out, stopped up toilets, and cracked flooring.

18.         Secure all doors upon completion of work assignments.

Lobbies and Corridors - Weekly Service

1.               Clean and polish all entry metal and sills.

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2.               Dust and clean or polish all baseboards.

3.               Spot clean all carpeted areas.

4.               Dust all ledges and exit signs.

5.               Dust all walls above seven feet.

6.               Maintain lobby floors.

7.               Mop stone, ceramic tile, marble, terrazzo flooring (including exterior surfaces under the canopy).

8.               Clean resilient flooring.

Lobbies and Corridors - Monthly Service

1.               Clean all ceiling vents and grills.

2.               Dust high ceiling corners and entryways.

3.               Dust and clean light fixtures and covers (interior and exterior).

4.               Clean and treat all wood paneling and furniture as requested.

5.               Strip, reseal or re-wax common area floors as necessary.

6.               Shampoo carpet areas as necessary.

7.               Clean, detail and sanitize public phones and enclosures.

8.               Dust and clean all fire lobby doors inside and out.

9.               Polish door floor plates.

Offices - Daily Service

1.               Remove hand spots or smudges from entry doors.

2.               Using a dustless mop, damp mop all non-carpeted areas.

3.               Vacuum and spot clean carpets in all traffic areas, removing staples and other debris.

4.               Properly position furniture, books and magazines in reception areas.

5.               Properly position furniture in offices and conference rooms.

6.               Blackboards will be erased/chalk boards cleaned upon request only.

7.               Remove fingerprints and smudges from all walls.

8.               Spot clean all partition glass and mirrors.

9.               Remove all fingerprints and smudges from light switch covers, electrical outlet cover plates and doorknob handles.

10.         Dust all horizontal surfaces less than seven feet, furniture, and equipment. DO NOT dust desks, conference tables or counters that are cluttered with paperwork.

I1.           Dust and replace all desk ornaments, phones and machines in their original position.

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12.         Clean furniture fabric with a whiskbroom to sweep off any dust, paper bits, and erasures as needed. (Remove all staples)

13.         Empty all ashtrays in smoking lounges and wipe clean.

14.         Empty all wastebaskets and carry trash to designated areas for removal; replace plastic liners.

15.         Clean and wash all lunchroom tabletops, counters, sinks, cabinets, refrigerator, and stove (exterior only) surfaces. (Report any insect problems)

16.         Report all maintenance issues.

17.         Perform additional services requested by tenant (excluding extensive carpet cleaning, appliance cleaning, dishwashing, and other similar services that may require invoicing to the tenant).

18.         Before leaving any suite, lock all entrance doors and interior doors as requested.

19.         Clean all water fountains.

Offices - Weekly Service

1.               Damp wipe all interior doors with a treated cloth.

2.               Detail vacuum entire carpet areas; remove staples and other debris.

3.               Polish all desktops that are cleared of paperwork.

4.               Dust all ledges, files, baseboards, and sills under seven feet.

5.               Vacuum all furniture or wipe vinyl furniture clean.

6.               Dust all lower parts of furniture.

7.               Detail and clean all kitchens or wet bar areas.

8.               Empty large recycling bins from offices into separate container to be disposed of into specially designated recycling dumpsters.

Offices - Monthly Service

1.               Completely clean all partitions and doors, doorjambs, door floor plates, glass and mirrors from floor to ceiling.

2.               Dust all ledges, wall moldings, shelves, etc. over seven feet.

3.               Dust windowsills and ledges.

4.               Dust clean or vacuum all drapes and blinds.

5.               Brush down and clean all vents and grills.

6.               Scrub and wax all tile floors.

7.               Sweep stairwells and dust handrails.

8.               Detail all desks and office furniture.

9.               Dust and clean all light fixtures and covers.

10.         Detail and clean all kitchens, wet bars or lunch room areas.

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11.         Clean all baseboards.

12.         Detail and vacuum chairs and upholstered furniture.

Restrooms - Daily Service

1.               Dust and clean restroom signage and doors.

2.               Vacuum all restroom vestibules and remove spots.

3.               Wet mop and disinfect tile/marble floor, paying particular attention to areas under urinals and toilet bowls.

4.               Clean alkaline deposits and soap spills from floor tile grout.

5.               Wash and disinfect all basins, urinals, and toilet bowls.

6.               Clean underside rims of urinals and toilet bowls.

7.               Wash both sides of toilet seats with soap and water and disinfect.

8.               Empty, clean, sanitize, and polish all paper dispensers, replacing liners nightly.

9.               Clean and polish all mirrors.

10.         Dust ledges and base boards.

11.         Damp wipe, polish, and shine all chrome, metal fixtures, hand plates, kick plates, utility covers, plumbing, clean-out covers, and doorknobs.

12.         Spot clean with disinfectant all partitions and tile walls. (Report any graffiti and remove if possible)

13.         Fill all toilet latrines, soap, sanitary napkin, and towel dispensers as necessary.

14.         Report all burned out lights, leaking faucets, running plumbing, or other maintenance needs.

15.         Janitor carts will not be brought into restroom areas or used to prop open doors.

16.         Restroom doors will be propped open with a rubber stop, and a sign indicating, “Restroom Closed for Cleaning”, will be placed outside.

17.         Empty all restroom trash, including sanitary disposal. Replace sanitary disposal liner.

Restrooms - Semi-Weekly (twice per week)

1.     Pour clean water down floor drains to prevent sewer gas from escaping.

Restrooms - Weekly Service

1.               Wash down all walls.

2.               Wash all waste containers and disinfect.

3.               Clean and polish all doors, doorplates, and hardware.

Restrooms - Monthly Service

1.               Wipe clean all ceilings, lights, and fixtures.

2.               Machine scrub tile floors.

F-4

3.               Shampoo, as needed, and clean vestibule carpet.

4.               Detail all toilet compartments and fixtures.

5.               Brush and clean all grills and vents.

Elevators - Daily Service

1.               Vacuum and clean all spots and stains from carpet.

2.               Dust and clean baseboards.

3.               Dust and wipe with clean soft cloth all metal. (Do not use abrasives).

4.               Remove all fingerprints from doors and walls (interior and exterior).

5.               Dust and clean elevator ceilings and lights.

6.               Remove gum, stains or debris from ceilings, handrails and elevator tracks.

7.               Dust, disinfect and clean emergency phone and security compartments.

8.               Clean all call buttons, call plates, and signage.

9.               Report any burned-out lights or malfunctions of elevator.

10.         Clean elevator tracks.

Elevators - Weekly Service

1.               Detail call buttons and call plates.

2.               Disinfect emergency phones.

3.               Polish brass elevator tracks.

Stairwells - Daily Service

1.               Police entire stairwell, removing all trash, cigarette butts, etc.

2.               Report any exit signs that are burned out.

3.               Report any lights burned-out.

Stairwells - Bi-Weekly Service

1.               Sweep down all stairs and landings.

2.               Dust all handrails, banisters, and ledges.

3.               Clean all walls of fingerprints and smudge marks, etc.

4.               Dust and clean all stairwell signage.

5.               Dust and clean all emergency phones.

Stairwells - Monthly Service

1.               Wipe clean all stairwell doors and doorjambs.

2.               Wet mop or vacuum all stairs and landings, as required. (Clean base boards if necessary)

F-5

3.               Dust and clean all lights and fixtures.

4.               Dust and clean all emergency fire equipment and plumbing.

5.               Wipe clean all handrails.

F-6

Exhibit “H”

Concourse V — Building Standards

April 2005

Corridor Partition	3-5/8” metal stud (24”o.c.), 1/2” gwb (Type ‘C’) each side with 1-1/2” fire safing insulation (floor to underside of structure above)

Demising Partition	3-5/8” metal stud (24”o.c), 1/2” gwb (Type ‘C’) each side with 1-1/2” fire safing insulation (floor to underside of structure above)

Interior Partition	3-5/8” metal stud (24”o.c), 1/2” gwb each side, (floor to underside of suspended ceiling or floor to underside of structure above)

Tenant Entry Single Door	3’-0” x 8’-l 0” x 1-3/4” solid core, Mahogany veneer 4 hinges, 1 lockset, 1 closer, 1 doorstop

Tenant Entry Double Door	3’-0” x 8’-10” x 1-3/4” solid core, Mahogany veneer 6 hinges, 1 lockset, 2 closers

Tenant Interior Door	3’-0” x 8’-10” x 1-3/4” solid core, Mahogany veneer 3 hinges, 1 lockset, 1 doorstop

Door Frame	Hollow metal frame, painted

Hardware	Lever — polished brass

Ceiling Height	9’-0” in Tenant spaces and Common Corridors

Ceiling Grid	2x2 suspended grid 15/16” wide

Ceiling Tile	2x2 tiles — Armstrong “Cirrus” 584, tegular edge Contact: Armstrong (Jodi Teeter) 1.888.234.5464 x 8082

Fire Extinguisher	Woll Hung: Cosmic 10E multipurpose dry chemical extinguisher Cabinet: JL Industries #1012521, Ambassador steel cabinet with ADAC option

Exterior Window Blinds	Charcoal gray horizontal metal mini-blinds

Fluorescent Fixtures	2x2 - 9 cell, 3 lamp parabolic 2x4 - 18 cell, 3 lamp parabolic — Lithonia Lighting 2PM3N G A 3 32 18 LD 277 GEB

Down Lights	Lightolier #1102 PI frame in kit with #1151 specualr clear Alzak reflector; 150W R40 lamp

Exit Signs — Common Areas

Lithonia Lighting LRP series, Precise Collection, brushed oluminum housing, double face, green on clear acrylic panel, LED edge lit exit light, dual voltage 120/277 V, with directional arrow(s) as required for specific ceiling location.

Exit Signs — Tenant Spaces

Lithonia Lighting Die Cast Aluminum Exit with LED lamps, brushed aluminum housing, double face, with green panel color, dual voltage 120/277 V, with directional arrow(s) as required for specific ceiling location.

Coverplates & Electrical Devices	TBD

HVAC	2x2 supply & return air diffusers

Elevator Lobby Limestone Tile	Tiles: 12x12, color: Pewter Fossil, finish: polished. Grout: Hydromet, standard, color: Antique White #370 Edge Strip: Aluminum #CTC38. Contact Bryan Parker @ Spectra.

Elevator Lobby Inset Carpet	Manufacturer:-. Bolyu; Style: Vega; Color: VGA73 Holm Oak

Corridor Carpet	Manufacturer: Show Contact; Style: Shimmer Ultraloc Pattern #5A017; Color: Natural Tonic #17755

Elevator Lobby & Corridor Rubber Base	Manufacturer: Roppe; Style: 4” continuous cove base; Color: Camel #191

Elevator Lobby & Corridor Fabric Wallcovering	Manufacturer: Luna Textiles; Style: Calligraph; Color: Stone #HCL-156

Elevator Lobby & Corridor Paint	Manufacturer: ICI; Style: (2) coats eggshell; Color: 20YY 49/071-537 For use on all GWB soffits and fascias (not light coves)